UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_________________

Taxus Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

45-4616124	Nevada
(I.R.S. employer identification No.)	(State or other jurisdiction of incorporation)

12th Floor, Room 1202，

Jinshang International Golden Tower

Yuci District, Jinzhong City

Shanxi Province, China 030600

Phone：011-86-354-3366667
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

The Corporate Place, Inc.

601 East Charleston Blvd, Suite 100

Las Vegas, NV 89104

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of Communications To:

Bernard & Yam, LLP

401 Broadway Suite 1708
New York, NY 10013
Tel: 212-219-7783
Fax: 212-219-3604
(Name, Address and Telephone Number of Person
Authorized to Receive Notice and Communications on Behalf of Registrant)

Approximate date of commencement of proposed sale to public:

As soon as practicable after this registration statement becomes effective.

_________________

If any of the securities being registered are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accredited filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ]	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
	(1)	(2)	(2)
Common Stock, $.0001 par value	862,000	$0.25	$215,500	$24.70

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended, the shares of Common Stock offered hereby also include such presently indeterminate number of shares of our Common Stock as shall be issued by us to the selling stockholders as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended and was based upon the offering price of the issued and outstanding common stock included in this Registration Statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS

Subject to completion, dated _________, 2012

Taxus Pharmaceuticals, Inc.

862,000 shares of common stock, par value $ 0.0001 per share

This prospectus relates to the resale of up to 862,000 shares of Common Stock, par value $0.0001 per share (“Shares”) of Taxus Pharmaceuticals, Inc., a Nevada corporation (“Company”, “we” or “us”), that may be sold from time to time by the Selling Stockholders named in this prospectus on page 24(“Selling Stockholders”).

The Shares were issued to the Selling Stockholders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

We will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

There is currently no public or established market for our shares. Consequently, our shareholders will not be able to sell their shares in any organized market place and may be limited to selling their shares privately. Accordingly, an investment in our Company is an illiquid investment.

Selling stockholders will sell at a fixed price of $ 0.25 per share until our common shares are quoted on the Over The Counter Bulletin Board (“OTCBB”) and, thereafter, at prevailing market prices or privately negotiated prices.  We will not control or determine the price at which the selling stockholders decide to sell their shares. Information regarding the Selling Stockholders and the time and manner in which they may offer and sell the Shares under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus. We will pay the expenses of registering these shares.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 14 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Emerging Growth Company Status

We may qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or “JOBS Act” and we may be only subject to reduced public company reporting requirements,  We may be allowed to provide in this prospectus more limited disclosures than an issuer that would not so qualify. Furthermore, for as long as we remain an emerging growth company, we will qualify for certain limited exceptions from investor protection laws such as the Sarbanes Oxley Act of 2002 and the Investor Protection and Securities Reform Act of 2010. Please read Risk Factor and “Emerging Growth Company Status.”

The date of this prospectus is __________, 20__

TABLE OF CONTENTS

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until            , 2013 (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

FORWARD-LOOKING STATEMENTS

This prospectus and related prospectus supplements contains forward-looking statements within the meaning of federal securities law. Words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” “predict,” or other similar words, identify forward-looking statements. Forward-looking statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectation about, among other things, trends affecting the markets in which we operate, our business, financial condition, results of operations, cash flow and growth strategies. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including those set forth in the “Risk Factors” section of this prospectus. If any of the events described in “Risk Factors” occur, they could have an adverse effect on our business, financial condition and results of operation, cash flow, and growth strategies. When considering forward-looking statements, you should keep these factors in mind as well as the other cautionary statements in this prospectus. You should not place undue reliance on any forward-looking statement. We are not obligated to update forward-looking statements.

PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION AND DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS PROSPECTUS, ANY RELATED PROSPECTUS SUPPLEMENT AND THE DOCUMENTS WE HAVE REFERRED YOU TO IN “WHERE YOU CAN FIND MORE INFORMATION” ON PAGE 57 BEFORE MAKING AN INVESTMENT IN OUR COMMON STOCK, INCLUDING THE “RISK FACTORS” SECTION BEGINNING ON PAGE 14.

As used in this Prospectus, unless the context requires or is otherwise indicated, the terms “we,” “us,” “our,” the “Registrant,” the “Company,” “our company”  only refer to Taxus Pharmaceuticals, Inc., a Nevada corporation, incorporated on February 17, 2012.

Set forth below are the defined terms that we use throughout this registration statement to refer to the Registrant’s subsidiaries and affiliated operating entities:

(i)

“China Sequoia” refers to China Sequoia Pharmaceuticals Group International Holdings Limited中国红杉药业集团国际控股有限公司a company organized on January 28 , 2011 under the laws of the British Virgin Islands, which is the majority shareholder of the Registrant.

(ii)

“Stand Giant” refers to Stand Giant International Limited 英立国际有限公司, a company organized on February 18, 2011 under the laws of Hong Kong, which is the wholly owned subsidiary of the Registrant.

(iii)

“Hongshan Energy” refers to Hongshan Energy Technology Services (Taiyuan) Company, Ltd.红杉能源技术服务

（太原）有限公司, a limited liability company organized on May 13, 2011 under the laws of the People’s Republic of China, which is a wholly-owned subsidiary of Stand Giant and therefore, indirectly wholly owned subsidiary of the Registrant;

(iv)

“Renji Pharmaceuticals” refers to Jinzhong Renji Pharmaceuticals Co., Ltd.晋中仁济药业有限公司, a limited liability company organized on June 05, 2007 under the laws of the People’s Republic of China, which is a variable interest entity of Hongshan Energy through contractual arrangements.

(v)

“Hongshan Pharmaceuticals” refers to Shanxi Hongshan Pharmaceuticals Co., Ltd.山西红杉药业有限责任公司, a limited liability company organized on August 4, 2000 under the laws of the People’s Republic of China, which is a variable interest entity of Hongshan Energy through contractual arrangements;

(vi)

“Kunyuan” refers to Shanxi Kunyuan Health Products Co., Ltd 山西坤元保健品有限公司, a limited liability company organized on November 21, 2000 under the laws of the People’s Republic of China and a majority owned subsidiary of Hongshan Pharmaceuticals.

(vii)

“PRC operating entities” refer to Hongshan Energy, Renji Pharmaceuticals, Hongshan Pharmaceuticals and Kunyuan, collectively.

 “China” or “PRC” refers to the People’s Republic of China, excluding Hong Kong, Macau and Taiwan.  “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.   We make no representation that the RMB or U.S. Dollar amounts referred to in this Prospectus could have been or could be converted into U.S. Dollars or RMB, as the case may be, at any particular rate or at all.  “GAAP” unless otherwise indicated refers to accounting principles generally accepted in the United States.

Our Company

The Registrant, Taxus Pharmaceuticals, Inc., was founded under the laws of the State of Nevada on February 17, 2012. On March 28, 2012, the Registrant completed a share exchange transaction with China Sequoia, the sole shareholder of Stand Giant, under which the Registrant issued 13,244,500 shares of common stock to China Sequoia in exchange for the total issued and outstanding shares of Stand Giant. Prior to the exchange, Shing Ming Wong, the sole shareholder of China Sequoia, was China Sequoia’s director till April 17, 2012. Jiayue Zhang, the director of Taxus Pharmaceuticals, became the director of China Sequoia on April 17, 2012 after the share exchange between the Registrant and China Sequoia was completed on March 28, 2012.

Upon the completion of the share exchange transaction, Stand Giant became the Registrant’s wholly owned subsidiary. The Registrant engages in the business of growing Yew trees, selling Yew tree bonsai, researching and developing paclitaxel (extract from Yew), retail pharmacy and health care product manufacturing and development in China through Stand Giant’s wholly owned Chinese subsidiary Hongshan Energy and its variable interest entities Hongshan Pharmaceuticals and Renji Pharmaceuticals.

Hongshan Pharmaceuticals and Renji Pharmaceuticals became the variable interest entities (“VIE”) (as defined in ASC 810-10, formally FIN 46(R)) of Hongshan Energy on June 28, 2011 through a series of contractual arrangements. The contractual arrangements include an Exclusive Business Cooperation and Management Agreement, an Equity Interest Pledge Agreement and an Exclusive Option Agreement. Under the Exclusive Business Cooperation and Management Agreement, Hongshan Energy provided Hongshan Pharmaceuticals and Renji Pharmaceuticals with complete business support, operational management and technical and consulting services to the extent permitted by the currently effective laws of China, which may include all services within the business scope of Hongshan Pharmaceuticals and Renji Pharmaceuticals as may be determined from time to time by Hongshan Energy, such as but not limited to technical services, business consultations, equipment or property leasing and marketing consultancy.

Hongshan Energy’s compensation for the services provided under the Exclusive Business Cooperation and Management Agreement is the post-tax net income of Hongshan Pharmaceuticals and Renji Pharmaceuticals, which also subject Hongshan Energy to the risk of assuming the loss of Hongshan Pharmaceuticals and Renji Pharmaceuticals  in the event that Hongshan Pharmaceuticals and Renji Pharmaceuticals  suffer net loss in any fiscal year. Hongshan Pharmaceuticals and Renji Pharmaceuticals and their shareholders have granted Hongshan Energy, under the Exclusive Option Agreement, the exclusive right and option to acquire all of their equity interests in Hongshan Pharmaceuticals and Renji Pharmaceuticals. Further, the shareholders of Hongshan Pharmaceuticals and Renji Pharmaceuticals pledged all of their rights, titles and interests in Hongshan Pharmaceuticals and Renji Pharmaceuticals to Hongshan Energy under the Equity Interest Pledge Agreement. The shareholders of Hongshan Pharmaceuticals and Renji Pharmaceuticals also granted power of attorney to Hongshan Energy to exercise all the shareholder's rights and shareholder's voting rights.

Variable interest entity (VIE) is a term used by the United States Financial Accounting Standards Board in FIN 46 to refer to an entity (the investee) in which the investor holds a controlling interest that is not based on the majority of voting rights. A VIE is an entity meeting one of the following three criteria as elaborated in FASB ASC 810-10 [formerly FIN 46 (Revised)]:

1.

The equity-at-risk is not sufficient to support the entity's activities (e.g.: the entity is thinly capitalized, the group of equity holders possesses no substantive voting rights, etc.);

2.

As a group, the equity-at-risk holders cannot control the entity; or

3.

The economics do not coincide with the voting interests (commonly known as the "anti-abuse rule").

The Registrant’s principal office is located at 12th Floor, Room 1202，Jinshang International Golden Tower, Yuci District, Jinzhong City, Shanxi Province, China 030600. Our telephone number is  011-86-354-3366667.

The Registrant and our subsidiaries and operating companies have generated only minimal revenues, have experienced losses to date, and that it may take years for the extraction process of  Paclitaxel to begin, if ever. Although the Company is incorporated in Nevada, all of our officers, directors, shareholders, assets and operations are located in PRC.

The Offering

This prospectus relates to the resale of up to 862,000 shares of Common Stock, par value $0.0001 per share (“Shares”) of Taxus Pharmaceuticals, Inc., a Nevada corporation, that may be sold from time to time by Selling Stockholders.  Selling stockholders will sell at a fixed price of $ 0.25 per share until our common shares are quoted on OTCBB and, thereafter, at prevailing market prices or privately negotiated price.

We intend to apply to have our common stock quoted on the OTCBB within one year after this Form S-1 Registration Statement becomes effective and we estimate that the application process might take approximately 3 months

The Shares were issued to the Selling Stockholders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

Common Stock outstanding prior to offering	22,642,500
Total shares held by non-affiliate stockholders prior to the offering	7,148,000

Total shares of Common Stock offered by Selling Stockholders	862,000

Common Stock to be outstanding after the offering	22,642,500

Use of proceeds of sale	We will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders.

Risk Factors	See “Risk Factors” beginning on page 14 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our Common Stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

We have derived the following summary of our consolidated statement of operations data for the fiscal years ended December 31, 2012 and 2011 and the six months ended June 30, 2013 and 2012 and our consolidated balance sheet data as of December 31, 2012 and 2011 and June 30, 2013.  Our historical results are not necessarily indicative of the results that may be expected in the future. The summary of our consolidated financial data set forth below should be read together with our consolidated financial statements and the notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Consolidated Statement of Operations for Six Months ended June 30, 2013 and 2012

	For the Six Months Ended June 30

	2013	2012

Sales	258,520	78,561
Cost of sales	103,508	59,706
Gross profit	155,012	18,855
Research and development	29,620	25,351
General and administrative expenses	254,532	303,214
Other expenses	(82)	(437)
Loss before provision for income taxes	(129,222)	(310,147)
Provision for income taxes
Net loss	(129,222)	(310,147)
Net loss attributable to Taxus Pharmaceuticals, Inc.	(127,623)	(308,564)

Consolidated Statement of Operations for Years Ended December 31, 2012 and 2011

	For the Years Ended December 31
	2012	2011

Sales	241,636	95,910
Cost of sales	179,432	72,793
Gross profit	62,204	23,117
Research and development	60,854	26,755
General and administrative expenses	800,165	206,940
Loss before provision for income taxes	(800,075)	(210,924)
Provision for income taxes	-	-
Net loss	(800,075)	(210,924)
Less: net loss attributable to noncontrolling interest	(3,287)	-
Net loss attributable to Taxus Pharmaceuticals, Inc	(796,788)	(210,924)

Consolidated Balance Sheet as of June 30, 2013 and December 31, 2012

	June 30,	December 31,
Assets	2013 (Unaudited)	2012
Total current assets	374,617	512,038
Property and equipment, net	5,442,064	5,394,642
Total other assets	1,044,579	1,026,980
Total assets	6,861,260	6,933,660
Liabilities
Total current liabilities	1,511,063	1,522,624
Total long-term liabilities	3,749,876	3,717,887
Total liabilities	5,260,939	5,240,511
Total stockholders’ equity	1,508,357	1,601,476
Noncontrolling interest	91,964	91,673
Total equity	1,600,321	1,693,149
Total liabilities and equity	6,861,260	6,933,660

Consolidated Balance Sheet as of December 31, 2012 and December 31, 2011

	December 31	December 31
	2012	2011
Assets
Current assets:
Total current assets	512,038	340,042
Property and equipment, net	5,394,642	5,471,756
Total other assets	1,026,980	1,057,342
Total assets	6,933,660	6,869,140
Liabilities
Total current liabilities	1,522,624	950,462
Total long-term liabilities	3,717,887	3,538,410
Total liabilities	5,240,511	4,488,872
Total stockholders’ equity	1,601,476	2,285,828
Noncontrolling interest	91,673	94,440
Total equity	1,693,149	2,380,268
Total liabilities and equity	6,933,660	6,869,140

EMERGING GROWTH COMPANY STATUS

We may qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or “JOBS Act.” For as long as we are an emerging growth company, unlike other public companies, we will not be required to:

•

provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

•

comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•	comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the Securities and Exchange Commission determines otherwise;

•	provide certain disclosure regarding executive compensation required of larger public companies; or

•	obtain shareholder approval of any golden parachute payments not previously approved.

We will cease to be an “emerging growth company” upon the earliest of:

•	when we have $1.0 billion or more in annual revenues;

•	when we have at least $700 million in market value of our common units held by non-affiliates;

•	when we issue more than $1.0 billion of non-convertible debt over a three-year period; or

•	the last day of the fiscal year following the fifth anniversary of our initial public offering.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto of our Company, before deciding to invest in our common stock. The risks described below are not the only ones facing our Company. If any of the following risks occur, our business, financial condition and results of operations and the value of our common stock could be materially and adversely affected.

Risks Relating to Our Business

Unforeseen and severe weather can reduce cultivation activity and lead to a decrease in anticipated harvest of the plants that are being cultivated on our leased land.

The climatic and seasonal factors such as weather conditions, level of rainfall and temperature may, among other things, affect the quality, overall supply and availability of the Yew trees being cultivated on Hongshan Pharmaceuticals leased land. Sustained adverse weather conditions in Shanxi Province where Hongshan Pharmaceuticals’ cultivation site is located, such as rain, extreme cold or snow could disrupt or curtail cultivation and harvesting activities which in turn could reduce Hongshan Pharmaceuticals’ anticipated harvest yields, delay the timing of Hongshan Pharmaceuticals’ anticipated harvest and negatively affect the quality of its harvest.  In addition, natural disasters such as fires, earthquakes, snowstorms, extreme climatic or weather conditions such as floods or droughts, or natural conditions such as crop disease, pests or soil erosion, may negatively impact the cultivation and harvest of the plants that are being cultivated on Hongshan Pharmaceuticals’ land.  The occurrence of any of these may reduce the amount of revenue, if any, that Hongshan Pharmaceuticals may derive from its Yew trees.

Our success depends on our PRC operating entities’ ability to establish effective advertising, marketing and promotional programs.

Our success depends on our PRC operating entities’ ability to establish effective advertising, marketing and promotional programs, including pricing strategies implemented in response to competitive pressures and/or to drive demand for our PRC operating entities’ products. The advertisements are designed to promote PRC operating entities’ brand, corporate image and the prices of products available for sale in the retailstores. Our PRC operating entities’ pricing strategies and value proposition must be appropriate for their target customers. If our PRC operating entities  are not able to maintain and increase the awareness of their brand, products and services, they may not be able to attract and retain customers and their reputation may also suffer. Our PRC operating entities expect to incur substantial expenses in the marketing and promotional efforts to both attract and retain customers. However, their marketing and promotional activities may be less successful than they anticipate, and may not be effective at building their brand awareness and customer base. Our PRC operating entities also cannot assure that their current and planned spending on marketing activities will be adequate to support their future growth. Failure to successfully execute their advertising, marketing and promotional programs may result in material decreases in their revenue and profitability.

As a retailer of pharmaceutical and other healthcare products, Renji Pharmaceuticals and Kunyuan are exposed to inherent risks relating to product liability and personal injury claims.

Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceutical and other healthcare products, such as with respect to improper filling of prescriptions, labeling of prescriptions, adequacy of warnings, unintentional distribution of counterfeit drugs. Furthermore, the applicable laws, rules and regulations require one of our operating entities, Renji Pharmaceutical’s in-store pharmacists to offer counseling, without additional charge, to its customers about medication, dosage, delivery systems, common side effects and other information the in-store pharmacists deem significant. Our operating entities Renji Pharmaceuticals and Kunyuan, as they are engaged in the retail pharmacy and sales of health related products, are subject to these risks. Renji Pharmaceuticals’ in-store pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects and it may be liable for claims arising from advices given by its in-store pharmacists. In addition, product liability claims may be asserted against Renji Pharmaceuticals and Kunyuan with respect to any of the products they sell and they are required to pay for damages for any successful product liability claim against them, although they may have the right under applicable PRC laws, rules and regulations to recover from the relevant manufacturer for compensation theypaid to their customers in connection with a product liability claim. Renji Pharmaceuticals and Kunyuan may also be obligated to recall affected products. The products Renji Pharmaceuticals and Kunyuan sell may be dangerous if taken in the wrong doses, if there are manufacturing process defects or tampering, or if badly designed or inadequately tested prior to their release. As the retailer of drugs and other medical products, they may be subject to liability in the event that claims of harm resulting from the use of their products are made. If they are found liable for product liability claims, they could be required to pay substantial monetary damages. Furthermore, even if they successfully defend themselves against this type of claim, they could be required to spend significant management, financial and other resources, which could disrupt their business, and their reputation as well as brand name may also suffer. Renj Pharmaceuticals and Kunyuan, like many other similar companies in China, do not carry product liability insurance. As a result, any imposition of product liability could materially harm their business, financial condition and results of operations. In addition, they do not have any business interruption insurance due to the limited coverage of any business interruption insurance in China, and as a result, any business disruption or natural disaster could severely disrupt our business and operations and significantly decrease their revenue and profitability.

Changes in economic conditions and consumer confidence in China may influence the retail industry, consumer preferences and spending patterns.

Our PRC operating entities’ business and revenue growth primarily depend on the size of the retail market of pharmaceutical products in China. As a result, our PRC operating entities’ revenue and profitability may be negatively affected by changes in national, regional or local economic conditions and consumer confidence in China. External factors beyond their control that affect consumer confidence include unemployment rates, levels of personal disposable income, national, regional or local economic conditions. Changes in economic conditions and consumer confidence could adversely affect consumer preferences, purchasing power and spending patterns.

We rely on contractual arrangements with our variable interest entities in China, Renji Pharmaceuticals and Hongshan Pharmaceuticals (including its subsidiary Kunyuan), and their shareholders, for our business operations, which may not be as effective in providing operational control or enabling us to derive economic benefits as through ownership of controlling equity interest.

We rely on and expect to continue to rely on our wholly owned PRC subsidiary Hongshan Energy’scontractual arrangements with our variable interest entities in China, Renji Pharmaceuticals and Hongshan Pharmaceuticals (including its subsidiary Kunyuan), and their respective shareholders to operate business. These contractual arrangements may not be as effective in providing us with control over the variable interest entities as ownership of controlling equity interests would be in providing us with control over, or enabling us to derive economic benefits from the operations of, the affiliated consolidated entities. Under the current contractual arrangements, as a legal matter, if any of the affiliated consolidated entities or any of their shareholders fails to perform its, his or her respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective. For example, if shareholders of a variable interest entity were to refuse to transfer their equity interests in such variable interest entity to us or our designated persons when we exercise the purchase option pursuant to these contractual arrangements, we may have to take a legal action to compel them to fulfill their contractual obligations.

If (i) the applicable PRC authorities invalidate these contractual arrangements for violation of PRC laws, rules and regulations, (ii) any variable interest entity or its shareholders terminate the contractual arrangements or (iii) any variable interest entity or its shareholders fail to perform their obligations under these contractual arrangements, our business operations in China would be materially and adversely affected, and the value of your stock would substantially decrease. Further, if we fail to renew these contractual arrangements upon their expiration, we would not be able to continue our business operations unless the then current PRC law allows us to directly operate businesses in China.

In addition, if any variable interest entity or all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If any of the variable interest entities undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business and our ability to generate revenues.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The legal environment in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities and we may be precluded from operating our business, which would have a material adverse effect on our financial condition and results of operations.

To date, no management fee has been paid under the Exclusive Business Cooperation and Management Agreement and there is uncertain if such fee may be paid.

Under the Exclusive Business Cooperation and Management Agreement, the amount of management is the net income of our variable interest entities including Renji Pharmaceuticals and Hongshan Pharmaceuticals (including its subsidiary Kunyuan) . To date, no management fee has been paid to our PRC subsidiary Hongshan Energy as these operating companies only recorded net loss for year ended December 31, 2012 and 2011. Since it is uncertain if these operating companies may record net income in future, therefore, it is likely that our PRC subsidiary Hongshan Energy may not be able to receive management fee from operating companies in future.

Our PRC operating entities do not maintain liability or disruption, litigation or property insurance, and any business liability or disruption, litigation or property damage they experience might result in substantial costs to them and the diversion of their resources.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business disruption, business liability or similar business insurance products. Our PRC operating entities have determined that the risks of disruption or liability from their business, the loss or damage to their property, including  facilities, equipment and office furniture, the cost of obtaining insurance coverage for these risks and the difficulties associated with obtaining such insurance on commercially reasonable terms make it impractical for them to have such insurance. As a result, our PRC operating entities do not have any business liability, disruption, litigation or property insurance coverage for our operations in China. Any occurrence of an uninsured loss or damage to property, or litigation or business disruption may result in substantial costs to our PRC operating entities and the diversion of their resources, which could have an adverse effect on their operating results.

We and our PRC operating entities depend on the senior management’s experience and knowledge of the industry and would be adversely affected by the loss of any of the senior managers.

We and our PRC operating entities are dependent on the continued efforts of the senior management team, particularly Jiayue Zhang. We and our PRC operating entities currently do not have any employment agreement with these individuals. If, for any reason, the senior executives do not continue to be active in management, our business, or the financial condition of our Company, our results of operations could be adversely affected. In addition, we and our PRC operating entities do not maintain life insurance on the senior executives and other key employees.

We do not have arrangements to address potential conflicts of interests between officers and shareholders of holding company and operating companies.

There is overlap between the officers, directors and shareholders of Taxus Pharmaceuticals, Hongshan Pharmaceuticals and Renji Pharmaceuticals. Mr. Jiayue Zhang is the officer, director and shareholders of Taxus Pharmaceuticals, Hongshan Pharmaceuticals and Renji Pharmaceuticals at the same time. Therefore, there are potential conflicts of interests due to such overlap. Since Hongshan Pharmaceuticals and Renji Pharmaceuticals are the operating entities of Taxus Pharmaceuticals under contractual arrangements, in the event that Hongshan Pharmaceuticals and Renji Pharmaceuticals breach the terms of the contractual arrangements, such as failure to pay the management fee under the Exclusive Business Cooperation and Management Agreement or failure to assist Hongshan Energy to enforce the share pledge if so requested by Hongshan Energy, Mr. Jiayue Zhang will fact conflict of interest given his multiple roles as officer, director and shareholder of Taxus Pharmaceuticals, Hongshan Pharmaceuticals and Renji Pharmaceuticals at the same time and there is no guaranty that Mr. Jiayue Zhang’s action or decision regarding the conflict of interest will always favor Taxus Pharmaceuticals. Since we do not have arrangements to address such potential conflicts of interests, we solely rely on Mr. Jiayue Zhang’s discretion to handle the conflict of interest and therefore subject Taxus Pharmaceuticals to potential loss in the event that Mr. Jiayue Zhang’s decision is not in Taxus Pharmaceuticals’ favor. Further, Hongshan Pharmaceuticals and Renji Pharmaceuticals’ shareholders have pledged to Hongshan Energy of a first security interest in all of shareholders’ right, title and interest in the equity interest in Hongshan Pharmaceuticals and Renji Pharmaceuticals and that this pledge and equity interest may not be assigned without the written consent of Hongshan Energy. However, since the equity owners of Hongshan Pharmaceuticals and Renji Pharmaceuticals may also be the management and principal shareholders of the registrant and, accordingly, control Hongshan Energy, we might face the risk that the controlling shareholders of the registrant may assign the equity interests by sale or otherwise away from the registrant for the benefit of the controlling shareholders.

The potential increase of our wages and salaries expenses might significantly increase our general and administrative expenses and affect our profitability

Currently we and our PRC operating entities do not have a wage and salary structure. The wages and salaries expenses are material to the overall general and administrative expenses and we expect them to increase substantially as our PRC operating entities’ business grows. As we are developing our business, we might need to pay high salaries and wages to attract the talents and qualified staff, which will in turn substantially increase our general and administrative expenses. The increase of general and administrative expenses may reduce our profits or even cause us to record net loss even if our revenues increase.

Our PRC operating entities face significant competition and may suffer from a loss of users and customers as a result. Our main product natural paclitaxel is also facting significant competition from the synthetically produced  paclitaxel

Our PRC operating entities face significant competition in business, particularly from other companies that seek to provide similar products and services. Many of these competitors have significantly greater financial resources and more personnel than our PRC operating entities do. They may also have longer operating histories and more experience in attracting and retaining and managing customers. They may use their experience and resources to compete with our PRC operating entities in a variety of ways, including by competing more for users, customers, distributors, and by investing more heavily in research and development and making acquisitions. If our PRC operating entities fail to compete effectively, their business, financial condition and results of operation will be adversely affected.

In addition to the competitors, one of our main products, paclitaxel, is also facing significant competition. Paclitaxel is the core product of our operating entity Hongshan Pharmaceuticals and it is extracted from natural Yew trees. However, the synthetically produced  paclitaxel has been commercially produced and sold in China market. I t will significantly affect the expected revenue from our naturally extracted paclitaxel.

We might not be able to obtain or have sufficient time to obtain all the licenses and permits required for the industrial extraction and production of paclitaxel to avoid a disruption in our business.

In order to be able to extract and produce paclitaxel at industrial level, we need to:

Add “Plant Extraction” to the scope of business of the business license of Hongshan Pharmaceuticals. Pass the inspections by the environmental protection authority and the work safety authority and obtain the Permit of Safety Production and the Permit of Production of Hazardous and Chemical Products. Obtain the Drug Production Permit, the Drug Production Series Number and the Drug GMP Certificate issued by the Drug Administration.

There is the risk that we might not be able to obtain or have sufficient time to obtain all the licenses and permits required for the industrial extraction and production of paclitaxel to avoid a disruption in our business. If we fail to obtain all the licenses and permits on time, we might not be able to extract and produce paclitaxel and not be able to carry out our business plan.

Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability.

Our continued growth is dependent upon our ability to generate more revenue from our existing business and raise capital from outside sources. We believe that in order to continue to capture additional market share, we will have to raise more capital to fund our business operations. In the future we may be unable to obtain the necessary financing on a timely basis and on acceptable terms, and our failure to do so may adversely affect our financial position, competitive position, growth and profitability. Our ability to obtain acceptable financing at any time may depend on a number of factors, including: our financial condition and results of operations, the condition of the PRC economy, and conditions in relevant financial markets in the United States, the PRC and elsewhere in the world. Our current assets are not sufficient to fund our expenditures. Therefore, we have to seek outside funding. Currently our primary source of outside funding is the loans from our officer and shareholder Jiayue Zhang. In addition, as contingent plan, we can also seek commercial loans from local banks, using our Yew tree plantations as collateral. Given these outside capital sources, we believe that we are able to fund our capital expenditures for the next three years or so.

The amount of time and cost that our operating entity Hongshan Pharmaceuticals will need to spend before the maturation of Yew trees and the actual commencement of the extraction process imposes a significant risk and  Hongshan Pharmaceuticals may not be able to generate revenues from the paclitaxel until it starts the extraction process.

  We have incurred a net loss of $ 800,075 for the year ended December 31, 2012 and $210,924 for the year ended December 31, 2011. We also incurred a net loss of $ 129,222 for the six months ended June 30, 2013 and $ 310,147 for the six months ended

June 30, 2012. We may continue to incur losses over the three years needed to develop the Yew tree plantation land and may still need more time to acquire or construct the additional necessary facilities to extract the paclitaxel on an industrial scale. It normally takes 3 years for the maturation of the Yew trees after their transplantation from the nursery.

Hongshan Pharamceutical currently has a total of 1.3 million trees in its plantation and nursery. The Yew tree survival rate in Hongshan Pharmaceuticals’ plantation is estimated to be 85% - 90%. Hongshan Pharmaceuticals calculates the survival rate by multiplying the survival rates of two phases (phase one: stem cutting propagation; phase two: planting in the field). In the phase one, the baby yew trees need to grow in the nursery and the survival rate of these baby yew trees is approximately 95.1%. Then Hongshan Pharmaceuticals move them to phase two, which is the planting in the open field. The survival maturity rate in this phase is approximately 94%. Therefore the overall survival rate is 95.1% x 94.7% = 90.06%. This overall survival rate is the survival rate to the yew trees’ maturity. Although Hongshan Pharmaceuticals does not have many mature yew trees yet, it does have a small number of trees that have already reached to maturity and it calculated the survival rates based on the small batch of mature trees.

Among the total of 1.3 million trees in Hongshan Pharmaceuticals’ plantation and nursery , approximately 240,000 trees have grown a few years and approximately 190,000 trees have become mature and ready for harvest as of September 27 , 2013.  Hongshan Pharmaceuticals expects that the consecutive batches, each containing approximately 20% of the total inventory, or around 260,000 Yew trees, will become mature in August and September each year between 2014 and 2016.All other trees, are all baby trees that were planted in the nursery and they will not become mature until at least two years later.

Hongshan Pharmaceuticals intends to use 90% of the mature trees for extraction, leaving the remaining 10% mature trees as a reserve. As part of the standard operation procedure, it will transplant same amount of baby Yew trees from the nursery to fill in the vacant land lot from the harvest.

Currently Hongshan Pharmaceuticals does not have the production line to produce Paclitaxel. It plans to acquire or merge with a small scale paclitaxel extraction processing plant, and so far it has identified 3 candidates and been already in the discussion and negotiation stage. However, the negotiation with the candidate plants has taken significantly longer time than initially expected. The major issues that prevent Hongshan Pharmaceuticals from acquiring the extraction plant include: (1) the sales prices proposed by the candidate plants exceed Hongshan Pharmaceuticals’ proposed purchase price and Hongshan Pharmaceuticals has not been able to reach agreement on prices with candidate plants yet; (2) Some other companies that are Hongshan Pharmaceuticals’ competitors are also talking to these plants for acquisition or business cooperation and the candidate plants are comparing the offers they have received.

As of September 27 , 2013, the progress Hongshan Pharmaceuticals has made so far is that it has convinced one plant not to deal with its competitors and right now the remaining issue with that plant is the price. Hongshan Pharmaceuticals expects that it should be able to enter into the acquisition agreement with that plant as long as both parties agree on the price.

Given the current progress, Hongshan Pharmaceuticals expects that it can acquire the plant by February 2014 and start the extraction by May 2014.

The delay in the acquisition will affect our business operations because without the extraction plant, we won’t be able to extract the paclitaxel from the mature trees in our plantation and then we would not be able to generate any revenue from the paclitaxel even when some of our yew trees became mature and we may have to start to sell the barks and branches of the mature trees to other paclitaxel plants before we can start our own extraction. The profit margin of the sales of raw barks and branches of the mature trees is lower than the sales of the paclitaxel, which will affect our profitability.

The expiration of Kunyuan’s patent on Kunyuan 919 Oral Solution will affect the sales of this product and Kunyuan might not be able generate the expected revenues from it.

Kunyuan, one of our operating entities, owned a patent for the Kunyuan 919 Oral Solution.  In 2002, the Intellectual Property Office of the People's Republic of China awarded the Kunyuan 919 Oral Solution the National Invention Patent Certificate, patent number: ZL97118744.4, National Patent Classification: A61K35/78.  As of November 15, 2012, this patent has already expired and no longer provided Kunyuan with the patent protection.  Kunyuan’s competitors may produce the similar solution based on its formula and affect the sales of Kunyuan 919 Oral Solution, therefore, Kunyuan might not be able to generate the expected sales revenue from Kunyuan 919 Oral Solution as its product may no longer be unique in the market.

Risks Relating to Doing Business in China

China’s economic policies could affect our business.

As the Registrant is merely a holding company and it carries our business through its PRC operating entities. All of our PRC operating entities’ assets are located in China and all of their revenues are derived from their operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

While China’s economy has experienced a significant growth in the past twenty years, growth has been irregular, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

The economy of China has been transitioning from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

Failure to comply with PRC regulations relating to offshore investments by PRC residents may subject our PRC resident shareholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, China’s State Administration of Foreign Exchange (“SAFE”) issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies (“SPV”) by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an SPV for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire "control" over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident's funds used to establish or acquire the offshore entity; (3) covering the use of existing offshore entities for offshore financings; (4) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (5) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings.

In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006. This date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries' ability to distribute profits to us or otherwise materially adversely affect us. Many of the terms and provisions in Circular 75 and Notice 106 remain unclear and implementation by central SAFE and local SAFE branches of Circular 75 and Notice 106 have been inconsistent since their adoption. Therefore, we cannot predict how Circular 75 and Notice 106 will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries' ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 and Notice 106 by our PRC resident beneficial holders.

In determining how our Chinese operating entities, including Hongshan Energy, Hongshan Pharmaceuticals, and Renji Pharmaceuticals, which are parties to the contractual arrangements entered in June 2011, might be affected by the application of Circular 75 and Notice 106, we consulted with Shanxi Yingzheng Law Firm, a Chinese law Firm registered and located in Yuci, Shanxi Province, China, and Shanxi Yingzheng Law Firm advised that since Taxus Pharmaceuticals’ majority shareholder’s sole owner is a non-Chinese resident, he is not required to register with the PRC government authorities before engaging in direct or indirect offshore investment activities.  Although Taxus Pharmaceuticals have PRC resident shareholders, however, since they are neither majority shareholder nor control shareholders, they were not required to register with the PRC government authorities, either.  Further, Shanxi Yingzheng Law Firm confirmed that as the entities, Hongshan Energy, Hongshan Pharmaceuticals and Renji Pharmaceuticals have satisfied the Chinese legal requirements by completing the registration of equity pledges under the Equity Interest Pledge agreements between Hongshan Energy, Hongshan Pharmaceuticals and Renji Pharmaceuticals. Shanxi Yingzheng Law Firm further confirmed that Circular 75 and Notice 106 only applied to the merger and acquisition of domestic assets, they do not apply to the contractual arrangements between Hongshan Energy, Hongshan Pharmaceuticals and Renji Pharmaceuticals. Currently there is no Chinese law that treats contractual arrangements as the same as merger and acquisition.

Therefore, relying on the legal advice and opinion issued by Shanxi Yingzheng Law Firm, we conclude that we currently comply with the requirements of Circular 75 and Notice 106.

Capital outflow policies in the People’s Republic of China may hamper our ability to remit income to the United States and all our net assets are restricted assets subject to PRC’s capital outflow policies.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency outside of the PRC. We receive substantially all of our revenues in Renminbi. Under the existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required in those cases in which Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies. The PRC government also may at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Since all our variable interest entities, business operations, revenues and assets are located in China, approximately 100% of the total net assets of all our consolidated and non-consolidated subsidiaries are subject to Chinese government’s limitations on the transferability of Renminbi to foreign currencies and remittance of Renminbi out of China.

Although we do not import goods into or export goods out of the People’s Republic of China, fluctuation of the RMB may indirectly affect our financial condition by affecting the volume of cross-border money flow.

The value of the RMB fluctuates and is subject to changes in the People’s Republic of China political and economic conditions. Since July 2005, the conversion of RMB into foreign currencies, including USD, has been based on rates set by the People’s Bank of China which are set based upon the interbank foreign exchange market rates and current exchange rates of a basket of currencies on the world financial markets.

We may have difficulty establishing adequate management, legal and financial controls in The People’s Republic of China.

The People’s Republic of China historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in The People’s Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Because our assets and operations are located in the P.R.China, you may have difficulty enforcing any civil liabilities against us under the securities and other laws of the United States or any state.

Because our assets and operations are located in the P.R.China, you may have difficulty enforcing any civil liabilities against us under the securities and other laws of the United States or any state.

We are a holding company, and all of our assets are located in the P.R.China. In addition, our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these non-residents, or to enforce against them judgments obtained in United States courts, including judgments based upon the civil liability provisions of the securities laws of the United States or any state.

There is uncertainty as to whether courts of the P.R.China would enforce judgments of United States courts obtained against us or these non-residents based on the civil liability provisions of the securities laws of the United States or any state; or in original actions brought in the P.R.China, liabilities against us or non-residents predicated upon the securities laws of the United States or any state. Enforcement of a foreign judgment in the P.R.China also may be limited or otherwise affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors’ rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

The PRC legal system embodies uncertainties, which could limit law enforcement availability.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, decided legal cases have little precedence. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past 27 years has significantly enhanced the protections afforded to various forms of foreign investment in China. Each of our PRC operating subsidiaries and variable interest entities is subject to PRC laws and regulations. However, these laws and regulations change frequently and the interpretation and enforcement involve uncertainties. For instance, we may have to resort to administrative and court proceedings to enforce the legal protection that we are entitled to by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting statutory and contractual terms, it may be difficult to evaluate the outcome of administrative court proceedings and the level of law enforcement that we would receive in more developed legal systems. Such uncertainties, including the inability to enforce our contracts, could affect our business and operation. In addition, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the industries in which we operate, including the promulgation of new laws. This may include changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the availability of law enforcement, including our ability to enforce our agreements with the government entities and other foreign investors.

Risks Related to Corporate and Stock Matters

Currently, there is no established public market for our securities, and there can be no assurances that any established public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.

Prior to the date of this prospectus, there has not been any established trading market for our common stock, and there is currently no established public market whatsoever for our securities. There can be no assurances as to whether any market for our shares will develop; the prices at which our common stock will trade; or the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

Because of the anticipated low price of the securities being registered, many brokerage firms may not be willing to effect transactions in these securities. Purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions.

Our reporting obligations under Section 15(d) of the Exchange Act may be suspended under that statutory section  if we will have less than three hundred shareholders at our next fiscal year end and at the conclusion of the offering.

Currently we have 46 shareholders. It is likely that we may have less than three hundred shareholders at our next fiscal year end and at the conclusion of this offering. Therefore, there is a significant risk that our reporting obligations under Section 15(d) of the Exchange Act may be suspended under that statutory section and that we may not be required to provide periodic reports following the Form 10-K that we will be required to file for the fiscal year in which this registration statement becomes effective. If our reporting obligations under Section 15(d) of the Exchange Act are suspended, there will be no publicly available information about us and the investors will find it more difficult to evaluate our business due to the lack of public information.

Shareholders could experience substantial dilution.

We may issue additional shares of our capital stock to raise additional cash for working capital.  If we issue additional shares of our capital stock, our shareholders will experience dilution in their respective percentage ownership in the company.

We have no present intention to pay dividends.

Neither during the preceding two fiscal years nor during the year ended December 31, 2010 did we pay dividends or make other cash distributions on our common stock, and we do not expect to declare or pay any dividends in the foreseeable future. We intend to retain any future earnings for working capital and to finance current operations and expansion of our business.

A large portion of our common stock is controlled by a small number of shareholders.

A large portion of our common stock is held by a small number of shareholders. China Sequoia holds 13,244,500 shares of common stock, representing 58.49% of the total issued and outstanding common stock. As a result, these shareholders are able to influence the outcome of shareholder votes on various matters, including the election of directors and extraordinary   corporate transactions including business combinations.  In addition, the occurrence of sales of a large number of shares of our common stock, or the perception that these sales could occur, may affect our stock price and could impair our ability to obtain capital through an offering of equity securities. Furthermore, the current ratios of ownership of our common stock reduce the public float and liquidity of our common stock which can in turn affect the market price of our common stock.

We may be subject to "penny stock" regulations.

The Securities and Exchange Commission, or SEC, has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).  Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and our sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules.  These additional sales practice and disclosure requirements could impede the sale of our securities. Whenever any of our securities become subject to the penny stock rules, holders of those securities may have difficulty in selling those securities.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Shares by the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders determine the offering price of the shares registered in this Registration Statement.  The principal factors considered in determining the offering price of the Common Stock included:

•	the information in this prospectus;

•	the history and the prospects for the industry in which we compete;

•	the ability of our management;

•	the prospects for our future earnings;

•	the present state of our development and our current financial condition;

•	the general condition of the economy and the securities markets in the United States at the time of this offering;

•	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

•	other factors as were deemed relevant.

DILUTION

Since this offering is being made solely by the Selling Stockholders and none of the proceeds will be paid to us, our net tangible book value per share will not be affected by this offering.

SELLING STOCKHOLDERS

We are registering for resale shares of our Common Stock that are issued and outstanding and held by the Selling Stockholders identified below. We are registering the shares to permit the Selling Stockholders and their pledges, donees, transferees and other successors-in-interest that receive their shares from a Selling Stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution”.

The following table sets forth:

the name of the Selling Stockholders,

the number of shares of our Common Stock that the Selling Stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

the maximum number of shares of our Common Stock that may be offered for resale for the account of the Selling Stockholders under this prospectus, and the number and percentage of shares of our Common Stock to be beneficially owned by the Selling Stockholders after the offering of the shares (assuming all of the offered shares are sold by the Selling Stockholders).

Except as set forth below, none of the selling stockholders has been an officer or director of the Company or any of its predecessors or affiliates within the last three years, nor has any selling stockholder had a material relationship with the Company.

None of the selling stockholders is a broker dealer or an affiliate of a broker dealer that has any agreement or understanding to distribute any of the shares being registered.

Selling stockholders will sell at a fixed price of $ 0.25 per share until our common shares are quoted on the Over The Counter Bulletin Board (“OTCBB”) and, thereafter, at prevailing market prices or privately negotiated prices.

Each selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholders will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares pursuant to this prospectus.

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

None of the Selling Shareholders:

(1)	has had a material relationship with us other than as a shareholder at any time within the past three years; or

(2)	has ever been one of our officers or directors.

	Name of Selling Stockholders	Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to be Sold	Number of Shares Owned After Offering	Percentage Ownership After Offering (2)
1	Qisheng Deng	850,500	250,000	600,500	2.65%
2	Jun Liang	850,500	250,000	600,500	2.65%
3	Xinlan Chen	10,000	10,000	0	0
4	Duokui Dang	10,000	10,000	0	0
5	Xianzhen Fan	10,000	10,000	0	0
6	Zhuancai Han	10,000	10,000	0	0
7	Liduan He	10,000	10,000	0	0
8	Yufei Jiang	10,000	10,000	0	0
9	Chunying Jiao	10,000	10,000	0	0
10	Guanguo Li	10,000	10,000	0	0
11	Yongying Li	10,000	10,000	0	0
12	Runai Liu	10,000	10,000	0	0
13	Xueling Liu	10,000	10,000	0	0
14	Chaoping Ma	10,000	10,000	0	0
15	Zhian Qu	10,000	10,000	0	0
16	Bianmiao Ren	10,000	10,000	0	0
17	Chongxiao Ren	10,000	10,000	0	0
18	Zhilan Song	10,000	10,000	0	0
19	Zhichao Su	10,000	10,000	0	0
20	Cailing Wang	10,000	10,000	0	0
21	Caizhen Wang	10,000	10,000	0	0
22	Runfang Wang	10,000	10,000	0	0
23	Xiuyun Wang	10,000	10,000	0	0
24	Zhendong Wang	10,000	10,000	0	0
25	Lanying Xie	10,000	10,000	0	0
26	Chunling You	10,000	10,000	0	0
27	Xiuli Yu	10,000	10,000	0	0
28	Xiulan Yue	10,000	10,000	0	0
29	Yunxia Zhai	10,000	10,000	0	0
30	Xilong Zhang	10,000	10,000	0	0
31	Guiyu Zhao	10,000	10,000	0	0
32	Juan Cui	12,000	12,000	0	0
33	Ling Cui	12,000	12,000	0	0
34	Zhizhi Qiao	12,000	12,000	0	0
35	Chunjie Xing	12,000	12,000	0	0
36	Xiaobing Yao	12,000	12,000	0	0
37	Ruiping Zhao	12,000	12,000	0	0
	Total	2,063,000	862,000 (1)	1,201,000	5.30%

(1)

As of September 30, 2013 , the total number of shares of common stock held by non-affiliate stockholders (who is not an officer, a director or a 10% or more stockholder) is 7,148,000. The 862,000 shares of common stock being registered in this Registration Statement represent 12.05% of the total number of shares of common stock held by non-affiliate stockholders.

(2)

Calculated based on 22,642,500 shares of common stock issued and outstanding as of September 30, 2013 .

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions.

  The Selling Stockholders may use any one or more of the following methods when selling shares:

ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

an exchange distribution in accordance with the rules of the applicable exchange;

privately negotiated transactions;

to cover short sales made after the date that this Registration Statement is declared effective by the SEC;

broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

a combination of any such methods of sale; and

any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Since none of the Selling Stockholders is an affiliate of the Company, the holding period pursuant to Rule 144 is six months, therefore, the Selling Stockholders may be eligible to sell their shares under Rule 144 from September 23, 2012.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Selling stockholders will sell at a fixed price of $ 0.25 per share until our common shares are quoted on the Over The Counter Bulletin Board (“OTCBB”) and, thereafter, at prevailing market prices or privately negotiated prices. We intend to apply to have our common stock quoted on the OTCBB within one year after this Form S-1 Registration Statement becomes effective and we estimate that the application process might take approximately 3 months

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

This offering will terminate on the date on which all shares offered by this prospectus have been sold by the selling stockholders.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This prospectus relates to the resale of up to 862,000 shares of Common Stock, par value $0.0001 per share of Taxus Pharmaceuticals, Inc, a Nevada corporation, that may be sold from time to time by the Selling Stockholders.

As of September 30, 2013 , the total number of shares of common stock held by non-affiliate stockholders (who is not an officer, a director or a 10% or more stockholders) is 7,148,000. The 862,000 shares of common stock being registered in this Registration Statement represent 12.05% of the total number of shares of common stock held by non-affiliate stockholders.

We are authorized to issue 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 10,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue up to 10,000,000 shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock.  Among other rights, our board of directors may determine, without further vote or action by our stockholders:

the number of shares and the designation of the series;

whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

Preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our Company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Series A Convertible Preferred Stock

The Board authorizes the designation of the Series A Convertible Preferred Stock as follows:

(a)

Designation and Amount. The shares of such series shall be designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be One Hundred Thousand (100,000). Such number of shares may be increased or decreased by resolution of the Board of Directors.

(b)

Conversion to Common Stock. The holders of each share of Series A Preferred Stock shall be entitled, at their option, at any time to convert each share of Series A Preferred Stock into One Thousand (1,000) fully paid and non-assessable shares of Common Stock.

(c)

Voting Rights. Each share of Series A Preferred Stock shall entitle the holder thereof to One Thousand (1,000) votes on all matters submitted to a vote of the stockholders of the Corporation.

As of the date of this prospectus, no share of preferred stock has been issued and outstanding.

Common Stock

Our certificate of incorporation authorizes the issuance of 100,000,000 shares of common stock, par value $ 0.0001. There are 22,642,500 shares of our common stock issued and outstanding as September 30, 2013 . As of September 30, 2013 , we have 46 stockholders of record.

The holders of our common stock:

have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders

The board directors are elected by a plurality vote and that all other matters shall be decided by a majority of votes cast as indicated in Section 2.06(b) of our Bylaws.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

As of the date of this prospectus, we have not declared or paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings in our business operations.

Anti-Takeover Provisions

Provisions of Nevada law, our articles of incorporation, or our bylaws could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. We may become subject to Nevada's Control Share Acquisition Act (Nevada Revised Statutes 78.378 -78.3793), which prohibits an acquirer, under certain circumstances, from voting shares of a corporation's stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation's stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power. Taxus Pharmaceuticals Inc. may become subject to Nevada's Control Share Acquisition Act if it has 200 or more stockholders of record at least 100 of whom are residents of the State of Nevada and does business in the State of Nevada directly or through an affiliated corporation. Currently, we do not have 200 or more stockholders of record, we do not conduct business in the State of Nevada, and we do not conduct business in the State of Nevada directly or through an affiliated corporation.

We are also subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411 -78.444) prohibiting certain “combinations” (generally defined to include certain mergers, disposition of assets transactions, and share issuance or transfer transactions) between a resident domestic corporation (which  is limited to a domestic corporation that has 200 or more stockholders of record, as defined by Nevada Revised Statutes 78.427) and an “interested stockholder” (generally defined to be the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation), except those combinations which are approved by the board of directors before the interested stockholder first obtained a 10% interest in the corporation’s stock. There are additional exceptions to the prohibition, which apply to combinations if they occur more than three years after the interested stockholder’s date of acquiring shares. The Combination Provisions apply unless the corporation elects against their application in its original articles of incorporation or an amendment thereto or timely elected against their application in its bylaws no later than October 31, 1991. Our Articles of Incorporation and Bylaws do not currently contain a provision rendering the Combination Provisions inapplicable. Therefore, we may be subject to the Combination Provisions if we are a resident domestic corporation that has 200 or more stockholders of record. Currently we do not have 200 or more stockholders of record and therefore we are not a “resident domestic corporation” as defined by Nevada Revised Statutes 78.427.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table summarizes our selected financial data for the periods and as of the dates indicated. The selected financial data should be read in conjunction with, and are qualified by reference to, our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2012 and 2011, and the balance sheet data at December 31, 2012 and 2011 were derived from our audited financial statements included herein. . The statement of operations data for the six months ended June 30, 2013 and 2012, and the balance sheet data as of June 30, 2013 and 2012 were derived from our unaudited financial statements included herein The historical results are not necessarily indicative of results to be expected in any future period.

Consolidated Statement of Operations for Six Months ended June 30, 2013 and 2012

	For the Six Months Ended June 30
	2013	2012

Sales	258,520	78,561
Cost of sales	103,508	59,706
Gross profit	155,012	18,855
Research and development	29,620	25,351
General and administrative expenses	254,532	303,214
Other expenses	(82)	(437)
Loss before provision for income taxes	(129,222)	(310,147)
Provision for income taxes	-	-
Net loss	(129,222)	(310,147)
Net loss attributable to Taxus Pharmaceuticals, Inc.	(127,623)	(308,564)

Consolidated Statement of Operations for Years Ended December 31, 2012 and 2011

	For the Years Ended December 31
	2012	2011
Sales	241,636	95,910
Cost of sales	179,432	72,793
Gross profit	62,204	23,117
Research and development	60,854	26,755
General and administrative expenses	800,165	206,940
Loss before provision for income taxes	(800,075)	(210,924)
Provision for income taxes	-	-
Net loss	(800,075)	(210,924)
Less: net loss attributable to noncontrolling interest	(3,287)	-
Net loss attributable to Taxus Pharmaceuticals, Inc	(796,788)	(210,924)

Consolidated Balance Sheet as of June 30, 2013 and December 31, 2012

	June 30,	December 31,
Assets	2013 (Unaudited)	2012
Total current assets	374,617	512,038
Property and equipment, net	5,442,064	5,394,642
Total other assets	1,044,579	1,026,980
Total assets	6,861,260	6,933,660
Liabilities
Total current liabilities	1,511,063	1,522,624
Total long-term liabilities	3,749,876	3,717,887
Total liabilities	5,260,939	5,240,511
Total stockholders’ equity	1,508,357	1,601,476
Noncontrolling interest	91,964	91,673
Total equity	1,600,321	1,693,149
Total liabilities and equity	6,861,260	6,933,660

Consolidated Balance Sheet as of December 31, 2012 and December 31, 2011

	December 31	December 31
	2012	2011
Assets
Current assets:
Total current assets	512,038	340,042
Property and equipment, net	5,394,642	5,471,756
Total other assets	1,026,980	1,057,342
Total assets	6,933,660	6,869,140
Liabilities
Total current liabilities	1,522,624	950,462
Total long-term liabilities	3,717,887	3,538,410
Total liabilities	5,240,511	4,488,872
Total stockholders’ equity	1,601,476	2,285,828
Noncontrolling interest	91,673	94,440
Total equity	1,693,149	2,380,268
Total liabilities and equity	6,933,660	6,869,140

DESCRIPTION OF THE COMPANY

Corporate History

Taxus Pharmaceuticals, Inc. was founded under the laws of the State of Nevada on February 17, 2012. Taxus Pharmaceuticals, Inc was formed for the purpose of effectuating a merger with Stand Giant.  On March 28, 2012, we completed a share exchange transaction with China Sequoia, the sole shareholder of Stand Giant, under which we issued 13,244,500 shares of common stock to China Sequoia in exchange for the total issued and outstanding shares of Stand Giant. Prior to the exchange, Shing Ming Wong, the sole shareholder of China Sequoia, was China Sequoia’s director till April 17, 2012. Jiayue Zhang, the director of Taxus Pharmaceuticals, became the director of China Sequoia on April 17, 2012 after the share exchange between Taxus Pharmaceuticals and China Sequoia was completed on March 28, 2012.

Upon the completion of the share exchange transaction, Stand Giant became our wholly owned subsidiary and we began to engage in the business of growing Yew trees, selling Yew tree bonsai, researching and developing paclitaxel (extract from Yew), retail pharmacy and health care product manufacturing and developing in China through Stand Giant’s wholly owned Chinese subsidiary Hongshan Energy and its variable interest entities Hongshan Pharmaceuticals and Renji Pharmaceuticals.

Hongshan Pharmaceuticals and Renji Pharmaceuticals became the variable interest entities (“VIE”) (as defined in ASC 810-10, formally FIN 46(R)) of Hongshan Energy on June 28, 2011 through a series of contractual arrangements. The contractual arrangements include an Exclusive Business Cooperation and Management Agreement, an Equity Interest Pledge Agreement and an Exclusive Option Agreement. Under the Exclusive Business Cooperation and Management Agreement, Hongshan Energy provided Hongshan Pharmaceuticals and Renji Pharmaceuticals with complete business support, operational management and technical and consulting services to the extent permitted by the currently effective laws of China, which may include all services within the business scope of Hongshan Pharmaceuticals and Renji Pharmaceuticals as may be determined from time to time by Hongshan Energy, such as but not limited to technical services, business consultations, equipment or property leasing and marketing consultancy.

Hongshan Energy’s compensation for the services provided under the Exclusive Business Cooperation and Management Agreement is the post-tax net income of Hongshan Pharmaceuticals and Renji Pharmaceuticals, which also subject Hongshan Energy to the risk of assuming the loss of Hongshan Pharmaceuticals and Renji Pharmaceuticals  in the event that Hongshan Pharmaceuticals and Renji Pharmaceuticals  suffer net loss in any fiscal year. Hongshan Pharmaceuticals and Renji Pharmaceuticals and their shareholders have granted Hongshan Energy, under the Exclusive Option Agreement, the exclusive right and option to acquire all of their equity interests in Hongshan Pharmaceuticals and Renji Pharmaceuticals. Further, the shareholders of Hongshan Pharmaceuticals and Renji Pharmaceuticals pledged all of their rights, titles and interests in Hongshan Pharmaceuticals and Renji Pharmaceuticals to Hongshan Energy under the Equity Interest Pledge Agreement. The shareholders of Hongshan Pharmaceuticals and Renji Pharmaceuticals also granted power of attorney to Hongshan Energy to exercise all the shareholder's rights and shareholder's voting rights.

Set forth below is our organizational chart as of September 30, 2013

As of September 30, 2013 , Jinying Zhang owns 90.9% of Renji Pharmaceuticals and Fuying Zhang owns 9.1% of Renji Pharmaceuticals.

As of September 30, 2013 , Tong Zhang owns 6.93% of Hongshan Pharmaceuticals and Jiayue Zhang owns 93.07% of Hongshan Pharmaceuticals.

Jiayue Zhang is our president, director and CEO and he is also the shareholder and executive officer of Hongshan Pharmaceuticals. Tong Zhang is our vice president and board director and he is also the shareholder of Hongshan Pharmaceuticals. Xiaoxing Zhang is our shareholder and she is also the officer of Hongshan Pharmaceuticals. Hong Zhang is our Secretary and Board Directors and she is also the officer of Hongshan Pharmaceuticals. Zhixin Li is our board director and he is also the officer of Hongshan Pharmaceuticals. Given these relationships, the transactions underlying an Exclusive Business Cooperation and Management Agreement, an Equity Interest Pledge Agreement and an Exclusive Option Agreement with Hongshan Pharmaceuticals shall be considered the transactions with related parties.

Fuying Zhang is our shareholder and also the shareholder of Renji Pharmaceuticals. Given these relationships, the transactions underlying an Exclusive Business Cooperation and Management Agreement, an Equity Interest Pledge Agreement and an Exclusive Option Agreement with Renji Pharmaceuticals shall be considered the transactions with related parties.

Description of the Contractual Arrangements between Hongshan Energy and its Variable Interest Entity Hongshan Pharmaceuticals and Renji Pharmaceuticals

On June 28, 2011, Hongshan Energy entered into a series of agreements with Hongshan Pharmaceuticals and its shareholders, including an Exclusive Business Cooperation and Management Agreement, an Equity Interest Pledge Agreement, an Exclusive Option Agreement and the Power of Attorney. Hongshan Energy also at the same time entered into the same set of agreements with Renji Pharmaceuticals.

Contractual Arrangements between Hongshan Energy and Hongshan Pharmaceuticals

(1)

Exclusive Business Cooperation and Management Agreement

Under the Exclusive Business Cooperation and Management Agreement,  Hongshan Pharmaceuticals appoints Hongshan Energy as Hongshan Pharmaceuticals’ exclusive services provider to provide Hongshan Pharmaceuticals with complete business support, operational management and technical and consulting services to the extent permitted by the currently effective laws of China, which may include all services within the business scope of Hongshan Pharmaceuticals as may be determined from time to time by Hongshan Energy, such as but not limited to technical services, business consultations, equipment or property leasing and marketing consultancy.

Hongshan Energy shall be fully and exclusively responsible for the operation of Hongshan Pharmaceuticals, which includes the right to appoint and terminate members of Board of Directors and the right to hire managerial and administrative personnel etc. Hongshan Energy or its voting proxy shall make a shareholder’s resolution and a Board of Directors’ resolution based on the decision of Hongshan Energy. Hongshan Energy has the full and exclusive right to manage and control all cash flow and assets of Hongshan Energy. Hongshan Energy has the full and exclusive right to decide the use of the funds of Hongshan Pharmaceuticals. Hongshan Energy shall have the full and exclusive right to control and administrate the financial affairs and daily operation of Hongshan Pharmaceuticals, such as entering into and performance of contracts, and payment of fees and expenses etc.

Hongshan Pharmaceuticals further agrees that unless with Hongshan Energy's prior written consent, Hongshan Pharmaceuticals shall not accept any similar consultations and/or services provided by any third party and shall not establish similar corporation relationship with any third party regarding the matters contemplated by this agreement.

Hongshan Pharmaceuticals may enter into equipment or property leases with Hongshan Energy or any other party designated by Hongshan Energy which shall permit Hongshan Pharmaceuticals to use Hongshan Energy's relevant equipment or property based on the needs of the business of Hongshan Pharmaceuticals.

Hongshan Pharmaceuticals shall pay an annual service fee to Hongshan Energy in the equivalent amount of Hongshan Pharmaceuticals’ audited total amount of net income of such year (the “Annual Service Fee”).

If Hongshan Pharmaceuticals’ annual net income is zero, Hongshan Pharmaceuticals is not required to pay the Annual Service Fee; if Hongshan Pharmaceuticals sustains losses in any fiscal year, all such losses will be carried over to next year and deducted from next year’s Annual Service Fee. Hongshan Energy shall assume all operation risks of Hongshan Pharmaceuticals and bear all losses of Hongshan Pharmaceuticals. If Hongshan Pharmaceuticals has no sufficient funds to repay its debts, Hongshan Energy is responsible for paying off these debts on behalf of Hongshan Pharmaceuticals.

Hongshan Energy shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of this Agreement, including but not limited to copyrights, patents, patent applications, software, technical secrets, trade secrets and others.

The term of this Agreement is 10 years. After the execution of this Agreement, both Parties are entitled to review this Agreement every 3 months to determine whether to amend or supplement the provisions in this Agreement based on the actual circumstances at that time. The term of this Agreement may be extended if confirmed in writing by Hongshan Energy prior to the expiration thereof. The extended term shall be determined by Hongshan Energy, and Hongshan Pharmaceuticals shall accept such extended term unconditionally. Unless renewed in accordance with the relevant terms of this Agreement, this Agreement shall be terminated upon the date of expiration hereof. During the term of this Agreement, unless Hongshan Energy commits gross negligence, or a fraudulent act, against Hongshan Pharmaceuticals, Hongshan Pharmaceuticals shall not terminate this Agreement prior to its expiration date. Nevertheless, Hongshan Energy shall have the right to terminate this Agreement upon giving 30 days' prior written notice to Hongshan Pharmaceuticals at any time.

Under the Exclusive Business Cooperation and Management Agreement, the amount of management fee is the post-tax net income of the operating entities . To date, no management fee has been paid to Hongshan Energy as the operating companies only recorded net loss for year ended December 31, 2012 and year ended December 31, 2011.

(2)

Equity Interest Pledge Agreement

As collateral security for the timely and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of any or all of the payments due by Hongshan Pharmaceuticals, including without limitation the consulting and services fees payable to the Hongshan Energy under the Exclusive Business Cooperation and Management Agreement, Hongshan Pharmaceuticals’ shareholders pledge to Hongshan Energy a first security interest in all of Hongshan Pharmaceuticals’ shareholders’ right, title and interest in the Equity Interest of Hongshan Pharmaceuticals. Prior to the full payment of the consulting and service fees described in the Exclusive Business Cooperation and Management Agreement, without the Hongshan Energy's written consent, Hongshan Pharmaceuticals’ shareholders shall not assign the Pledge or the Equity Interest in Hongshan Pharmaceuticals.

The term of this Agreement is conditioned upon the performance of the Exclusive Business Cooperation and Management Agreement and is terminated when the Exclusive Business Cooperation and Management Agreement is terminated.

(3)

Exclusive Option Agreement

Hongshan Pharmaceuticals Shareholders grant Hongshan Energy an irrevocable and exclusive right to purchase, or designate one or more persons (each, a “Designee”) to purchase the equity interests in Hongshan Pharmaceuticals now or then held by Hongshan Pharmaceuticals Shareholders (regardless whether Hongshan Pharmaceuticals Shareholders’ capital contribution and/or percentage of shareholding is changed or not in the future) once or at multiple times at any time in part or in whole at Hongshan Energy's sole and absolute discretion to the extent permitted by Chinese laws

Unless an appraisal is required by the laws of China applicable to the Equity Interest Purchase Option when exercised by Hongshan Energy, the purchase price of the Optioned Interests (the “Equity Interest Purchase Price”) shall equal the actual capital contributions paid in the registered capital of Hongshan Pharmaceuticals by Hongshan Pharmaceuticals Shareholders for the Optioned Interests.

Without the prior written consent of Hongshan Energy, Hongshan Pharmaceuticals Shareholders shall not in any manner supplement, change or amend the articles of association and bylaws of Hongshan Pharmaceuticals, increase or decrease its registered capital, or change its structure of registered capital in other manners; Hongshan Pharmaceuticals Shareholders shall maintain Hongshan Pharmaceuticals' corporate existence in accordance with good financial and business standards and practices by prudently and effectively operating its business and handling its affairs.

Without the prior written consent of Hongshan Energy, Hongshan Pharmaceuticals Shareholders shall not at any time following the date hereof, sell, transfer, mortgage or dispose of in any manner any assets of Hongshan Pharmaceuticals or legal or beneficial interest in the business or revenues of Hongshan Pharmaceuticals, or allow the encumbrance thereon of any security interest; incur, inherit, guarantee or suffer the existence of any debt, except for (i) debts incurred in the ordinary course of business other than through loans; and (ii) debts disclosed to Hongshan Energy for which Hongshan Energy's written consent has been obtained.

Hongshan Pharmaceuticals Shareholders shall provide Hongshan Energy with information on Hongshan Pharmaceuticals’ business operations and financial condition at Hongshan Energy's request; without the prior written consent of Hongshan Energy, Hongshan Pharmaceuticals Shareholders shall not cause Hongshan Pharmaceuticals to provide any person with any loan or credit.

Without the prior written consent of Hongshan Energy, Hongshan Pharmaceuticals Shareholders shall not cause Hongshan Pharmaceuticals to execute any major contract, except the contracts in the ordinary course of business (for purpose of this subsection, a contract with a value exceeding RMB 100,000 shall be deemed a major contract).

If requested by Hongshan Energy, Hongshan Pharmaceuticals Shareholders shall procure and maintain insurance in respect of Hongshan Pharmaceuticals' assets and business from an insurance carrier acceptable to Hongshan Energy, at an amount and type of coverage typical for companies that operate similar businesses.

Without the prior written consent of Hongshan Energy, Hongshan Pharmaceuticals Shareholders shall not cause or permit Hongshan Pharmaceuticals to merge, consolidate with, acquire or invest in any person. Hongshan Pharmaceuticals Shareholders shall immediately notify Hongshan Energy of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Hongshan Pharmaceuticals' assets, business or revenue.

To maintain the ownership by Hongshan Pharmaceuticals of all of its assets, Hongshan Pharmaceuticals Shareholders shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims.

Without the prior written consent of Hongshan Energy, Hongshan Pharmaceuticals Shareholders shall ensure that Hongshan Pharmaceuticals shall not in any manner distribute dividends to its shareholder, provided that upon Hongshan Energy’s written request, Hongshan Pharmaceuticals shall immediately distribute all distributable profits to its shareholder. At the request of Hongshan Energy, Hongshan Pharmaceuticals Shareholders shall appoint any persons designated by Hongshan Energy as the director and/or executive director of Hongshan Pharmaceuticals.

The term of this Agreement is 10 years.

(4)

Power of Attorney

Each shareholder of Hongshan Pharmaceuticals granted Hongshan Energy a Power of Attorney act on behalf of myself as their exclusive agent and attorney with respect to all matters concerning their Shareholding, including without limitation to: 1) attend shareholder’s resolution; 2) exercise all the shareholder's rights and shareholder's voting rights, including but not limited to the sale or transfer or pledge or disposition of their Shareholding in part or in whole; and 3) designate and appoint on behalf of them  the legal representative, the executive director and/or director, supervisor, the chief executive officer and other senior management members of Hongshan  Pharmaceuticals.

Hongshan Energy shall have the power and authority to execute the Transfer Contracts stipulated in Exclusive Option Agreement and to effect the terms of the Share Pledge Agreement and Exclusive Option Agreement.

Hongshan Energy is entitled to re-authorize or assign its rights related to the aforesaid matters to any other person or entity at its own discretion and without giving prior notice to shareholder of Hongshan Pharmaceuticals or obtaining their consent.

The consideration for the Contractual Arrangements

The consideration for the entry of all agreements including Exclusive Business Cooperation and Management Agreement, Equity Interest Pledge Agreement, Exclusive Option Agreement and the Power of Attorney is the annual service fee equivalent to the audited total annual post-tax net income of operating entities (Hongshan Pharmaceuticals and Renji Pharmaceuticals)

Contractual Arrangements between Hongshan Energy and Renji Pharmaceuticals

On the same day when Hongshan Energy entered in to an Exclusive Business Cooperation and Management Agreement, an Equity Interest Pledge Agreement, an Exclusive Option Agreement and the Power of Attorney with Hongshan Pharmaceuticals and its shareholders, Hongshan Energy also entered into the same set of agreements with the same terms and conditions with Renji Pharmaceuticals. Therefore, for purpose of describing the contractual arrangements between Hongshan Energy and Renji Pharmaceuticals, we hereby incorporate by reference to the above description of the contractual arrangements between Hongshan Energy and Hongshan Pharmaceuticals.

Business Overview

Through our operating entities Renji Pharmaceuticals, Hongshan Pharmaceuticals, and Kunyuan, we mainly engage in the following business operations:

(1)

Yew cultivation, Yew seedling and Yew bonsai production and sales, mainly carried out by Hongshan Pharmaceuticals..

Hongshan Pharmaceuticals also plans to produce and sell Paclitaxel (extract from Yew tree) in the future.

(2)

Retail Pharmacy, mainly carried out by Renji Pharmaceuticals.

(3)

Producing and selling dietary supplements products, mainly Kunyuan 919 Oral Solution., mainly carried out by Kunyuan.

Stand Giant International Limited was formed in Hong Kong on February 18, 2011 and it is a holding company.

Hongshan Energy Technology Services Company, Ltd was formed by Stand Giant International Limited as wholly owned subsidiary on May 13, 2011 and it is to carry out the business operations in the areas of new energy, new material, environmental protection, plantation, Chinese herb planting and marketing, consulting services.

Jinzhong Renji Pharmaceuticals Co. Ltd was formed in June 2000 and currently it operates pharmacy retail stores in Jinzhong, Shanxi Province, China.

Shanxi Hongshan Pharmaceuticals Co., Ltd was formed in August 2000 and it is currently carrying out the business operations of growing Yew trees.

Shanxi Kunyuan Health Products Co. was formed in November 2000 and its main business is producing and selling dietary supplements products, mainly Kunyuan 919 Oral Solution.

Main Products and Services:

(1)

Yew cultivation, Yew seedling, Yew bonsai and future paclitaxel (extract from Yew) production and sales, mainly carried out by Hongshan Pharmaceuticals.

Yew is one of the most important raw materials to be used to extract paclitaxel. In China, the wild Yew is a protected plant and can't be used for extraction. Hongshan Pharmaceuticals, our variable interest entity, artificially plants and grows Yew trees for the purpose of extracting paclitaxel.  However, since most of the Yew trees were newly planted and have not grown to the age appropriate for paclitaxel extraction, Hongshan Pharmaceuticals currently is selling certain by-products of Yew trees, including Yew seeds, branches and bonsai, mainly for decorative and landscaping uses.

The type of the Yew trees Hongshan Pharmaceuticals grows is called Taxus Media. It was introduced to China in the 1990sfrom Canada and so far has been widely grown in Shanxi, Shaanxi, Sichuan, Guangxi, Shandong provinces. In Hongshan Pharmaceuticals’  plantation, Hongshan Pharmaceuticals also grows some Chinese herbs on the spaces between Yew trees.

Hongshan Pharmaceuticals also sells these Chinese herbs either directly to consumers or through the retail pharmacy stores operated by Renji Pharmaceuticals. Hongshan Pharmaceuticals also has a nursery in which it grew baby Yew trees. Hongshan Pharmaceuticals established the nursery in September 2009. It is part of its plantation and it transplanted approximately 40,000young trees from the nursery to the plantation.

Hongshan Pharmaceuticals’ ultimate goal is to research, develop, produce and sell Paclitaxel, using the Yew trees it grows in its plantation. The paclitaxel extraction and refining processes are very similar to those processes being used within the traditional pharmaceutical companies; therefore, Hongshan Pharmaceuticals does not need special equipment to do the paclitaxel extraction. Many of the pharmaceutical companies have similar equipments which can be used to do the paclitaxel extraction and refining and production for yew trees. The members of the senior management in the company have many years experience in managing the pharmaceutical companies so that they are very familiar with those equipments. The real challenge in the paclitaxel extraction and refining processes is how to lower the waste rate, increase the extraction rate and achieve higher purity since the yew tree resources is limited. There is in average about 0.015% of paclitaxel inside the yew trees. With today's equipment and technology plus proper process control, Hongshan Pharmaceuticals  is able to extract about 0.01% from the yew trees. So the extraction rate is 66.7%, and the waste rate is about 33.3%, and with its purity of 99.6% quality. This will make sure that we can fully utilize the yew tree resource, and with optimized process, Hongshan Pharmaceuticals can reduce the production cost, and at the same time, reduce the pollution during the manufacturing process. But also Hongshan Pharmaceuticals can gain some byproduct through the extraction process such as Cephalomannine, 10-deacetylation baccatin III and docetaxel, etc.  In the paclitaxel extraction process, Hongshan

Pharmaceuticals will use three industrial chromatography separation techniques: pretreatment impurity, post treatment impurity and chemical conversion technologies. The key technology in the production process is purified paclitaxel to achieve the pure product. It is a relatively simple process, but it needs repeated chromatography, gradient elution, change different solvents to remove impurities, adsorption of effective ingredients to achieve the desired purification effect. Hongshan Pharmaceuticals is planning to acquire a pharmaceutical company with necessary facilities and equipment to do the paclitaxel extraction and production.  Even if the trees die during the harvesting process, the dead trees can still be used for extraction. Paclitaxel, also known as Taxol, is extracted from the bark and other parts of Yew plants and has been found to be an effective treatment for various forms of cancer, particularly metastatic ovarian cancer and breast cancer. Currently Hongshan Pharmaceuticals does not have the capacity to extract Paclitaxel from Yew. It plans to acquire or merger with a small scale paclitaxel extraction processing plant to start the extraction and production of Paclitaxel.

Set forth below is the process and timeline of paclitaxel extraction from planting the Yew tree to final sale of paclitaxel.

Step 1. Baby Yew tree cultivation and seedling in nursery, approximately 2 years;

Step 2. Transplantation of baby Yew trees to the plantation land for eventual maturation, approximately 3 years;

Step 3. Harvest, extraction and refinery, approximately 1 month;

The paclitaxel extraction and refining processes apply the state-of-the-arts technologies that are commonly used in the pharmaceutical industry, which include three industrial chromatography separation techniques i.e. pretreatment impurity, post treatment impurity and chemical conversion technologies as well as the crystallization isolation technology.

Yew tree’s bark contains relatively higher amount of paclitaxel than its other parts. To make sure that the Yew tree resource is fully utilized, Hongshan Pharmaceuticals will also extract paclitaxel from the other parts of the tree even though the yield is relatively lower than from the tree’s bark.

 In addition to the extraction from Yew trees, paclitaxel has also been successfully synthesized in laboratories by different university research groups around the world.  The synthetically produced  paclitaxel has also been commercially produced and sold in China market. It will significantly affect the expected revenue from our naturally extracted paclitaxel.

Hongshan Pharamceutical currently has a total of 1.3 million trees in its plantation and nursery. The Yew tree survival rate in Hongshan Pharmaceuticals’ plantation is estimated to be 85% - 90%. Hongshan Pharmaceuticals calculates the survival rate by multiplying the survival rates of two phases (phase one: stem cutting propagation; phase two: planting in the field). In the phase one, the baby yew trees need to grow in the nursery and the survival rate of these baby yew trees is approximately 95.1%. Then Hongshan Pharmaceuticals move them to phase two, which is the planting in the open field. The survival maturity rate in this phase is approximately 94%. Therefore the overall survival rate is 95.1% x 94.7% = 90.06%. This overall survival rate is the survival rate to the yew trees’ maturity. Although Hongshan Pharmaceuticals does not have many mature yew trees yet, it does have a small number of trees that have already reached to maturity and it calculated the survival rates based on the small batch of mature trees.

Among the total of 1.3 million trees in Hongshan Pharmaceuticals’ plantation and nursery , approximately 240,000 trees have grown a few years and approximately 190,000 trees have become mature and ready for harvest as of September 27, 2013.  Hongshan Pharmaceuticals expects that the consecutive batches, each containing approximately 20% of the total inventory, or around 260,000 Yew trees, will become mature in August and September each year between 2014 and 2016.All other trees, are all baby trees that were planted in the nursery and they will not become mature until at least two years later.

        Hongshan Pharmaceuticals intends to use 90% of the mature trees for extraction, leaving the remaining 10% mature trees as a reserve. As part of the standard operation procedure, it will transplant same amount of baby Yew trees from the nursery to fill in the vacant land lot from the harvest.

Currently Hongshan Pharmaceuticals does not have the production line to produce Paclitaxel. It plans to acquire or merge with a small scale paclitaxel extraction processing plant, and so far it has identified 3 candidates and been already in the discussion and negotiation stage. However, the negotiation with the candidate plants has taken significantly longer time than initially expected. The major issues that prevent Hongshan Pharmaceuticals from acquiring the extraction plant include: (1) the sales prices proposed by the candidate plants exceed Hongshan Pharmaceuticals’ proposed purchase price and Hongshan Pharmaceuticals has not been able to reach agreement on prices with candidate plants yet; (2) Some other companies that are Hongshan Pharmaceuticals’ competitors are also talking to these plants for acquisition or business cooperation and the candidate plants are comparing the offers they have received.

As of September 27, 2013, the progress Hongshan Pharmaceuticals has made so far is that it has convinced one plant not to deal with its competitors and right now the remaining issue with that plant is the price. Hongshan Pharmaceuticals expects that it should be able to enter into the acquisition agreement with that plant as long as both parties agree on the price.

Given the current progress, Hongshan Pharmaceuticals expects that it can acquire the plant by February 2014 and start the extraction by May 2014.

The delay in the acquisition will affect our business operations because without the extraction plant, we won’t be able to extract the paclitaxel from the mature trees in our plantation and then we would not be able to generate any revenue from the paclitaxel even when some of our yew trees became mature and we may have to start to sell the barks and branches of the mature trees to other paclitaxel plants before we can start our own extraction. The profit margin of the sales of raw barks and branches of the mature trees is lower than the sales of the paclitaxel, which will affect our profitability.

(2)

Retail Pharmacy operated by Renji Pharmaceuticals

Our retail pharmacy business is carried out by our variable interest entity Jinzhong Renji Pharmaceuticals Co., Ltd.晋中仁济药业有限公司(“Renji Pharmaceuticals”). It was established in June 2000.  As of September 30, 2013 , Renji Pharmaceuticals has four pharmacy retail stores in Jinzhong City, China. They are located at Shuncheng Street, Yunhua Street, Anning Street and Xinjian North Street. In its pharmacy stores, Renji Pharmaceuticalsmainly sells chemical raw materials, chemical medicine preparation, antibiotics, biochemical medicines, biological products, Chinese medicine, Chinese herbal medicine, medical devices, ginseng health, hygiene supplies, medical and care books, etc.

(3)

Dietary Supplements Products manufactured and sold by Kunyuan

Shanxi Kunyuan Health Products Co., Ltd 山西坤元保健品有限公司(“Kunyuan”) became the subsidiary of Hongshan Pharmaceuticals in December 2011. Its main products are dietary supplements, particularly Kunyuan 919 Oral Solution, which is a liquid dietary supplement made from natural herbs to improve the immunity system and the overall wellness of human body.

Shanxi Kunyuan Health Products Co., Ltd 山西坤元保健品有限公司(“Kunyuan”) was established in the year 2000 with registered capital of one million RMB (about US$150,000.00) in Yuci city, Jinzhong city, Shanxi, and became the subsidiary of Hongshan Pharmaceuticals in December 2011. Its main products are dietary supplements, particularly Kunyuan 919 Oral Solution, which is a liquid dietary supplement made from natural herbs to improve the immunity system and the overall wellness of human body. Kunyuan has its own properties which include a small fenced campus with a land of 0.7 acre, and a two-floor building as the factory for production lines, offices, a conference room and warehouse of total of 16,000 square feet under its ownership. The Kunyuan manufacturing production facilities include its own disinfection cabinet, incubator, aseptic boxes, washing machine, oral liquid filling machine, heat sealing machine, filling machine, etc. The Kunyuan 919 product was developed by Mr. Zongxian Li in September 1991 (because of this, the name 91-9 was adopted), when he was a researcher at Shanxi Agriculture University during the period of 1978-1991. Mr. Li was graduated from Shanxi Agriculture University. Since 1991, Mr. Li has contributed a lot of efforts in research and development, as well as commercializing the product on the market. This product was conducted the achievement appraisal meetings held by the Shanxi Province Science and Technology Committee and the Department of Health of Shanxi Province respectively.

The majority raw materials to produce the Kunyuan 919 Oral Solution product are Ganoderma spores, propolis, cordyceps, spirulina, etc. which are primarily purchased from Shanxi Pharmaceutical Corporation and Anguo City Baihe Chinese Herbal Medicine Corporation. Currently Kunyuan is still in the process of restructuring its marketing and sales strategy and updating the production facilities. It expects to begin the sales of the product in the second half of 2013. This product will be sold directly to the local market.

Customers and Sales

Hongshan Pharmaceuticals

So far Hongshan Pharmaceuticals has not started to produce Paclitaxel from Yew trees. It expects that the major customers for the future Paclitaxel products will be pharmaceutical manufacturing companies that will use Paclitaxel to produce anti-cancer medicine.

As to the by-products of its Yew tree plantation, including Yew tree branches, bonsai, herbs and other landscaping products, the main customers are individuals and Hongshan Pharmaceuticals directly sells to them.

Renji Pharmaceuticals

The customers of Renji Pharmaceuticas’ retail pharmacies stores are individuals. The customers of the dietary supplement products are also individuals. It directly sells the products to the individual customers.

Kunyuan

The prospective customers of the dietary supplement products produced by Kunyuan are also individuals It will directly sell the products to the individual customers.

All of Hongshan Pharmaceuticals, Renji Pharmaceuticals and Kunyuan have their own sales team that directly conducts sales and marketing and they did not use any sales agency. Their sales team conducts direct marketing and sales. Their sales staff will directly contact the potential customers to promote the products. For Renji Pharmaceuticasl, the customers also directly visit its retail stores.

Suppliers

For Renji Pharmaceuticals’ retail pharmacy stores, Renji Pharmaceuticals purchases the medicine and healthcare products from following major suppliers:

Shanxi Province Pharmaceutical Company

ShanXi Bijin Nachuan Pharmaceutical Co., LTD

Yunnan Baiyao group Co., LTD

ShanXi GuangYuYuan Enterprise Co., LTD

Beijing Tongren Tang science and technology Development Co., LTD

ShanXi TianShen pharmaceutical Co., LTD

TianJing Daren Tang Co., LTD

Guangzhou Baiyun Mountain Heji Huangpu Pharmaceutical Co., LTD

Sixth Factories of Harbin Pharmaceutical Group

Xiuzheng Pharmaceutical Group Co., LTD

HeBei ShenWei Pharmaceutical Co., Ltd

Our Competitors

There are multiple companies in China that are also growing Yew trees for purpose of extracting Paclitaxel. The significant ones are:

Chengdu Taxus Media Resources Development Co. Ltd.

Jiangsu Yew Biotechnology Co., Ltd.

Sichuan Jinhe Yew Agricultural Science and Technology Co., Ltd.

Shanxi New Taxus Media Planting Co., Ltd.

Hongdou Group-Jiangsu Hongdou Enterprise Shares Company, Ltd (Chinese listed company, stock symbol 600400)

There are a number of Companies in China that have been extracting and producing Paclitaxel and related products. The significant ones are:

Chengdu Li Er Pharmaceutical Co., Ltd.

The Hainan Yew Park Pharmaceutical Co., Ltd.

The Chongqing Meilian Pharmaceutical Co., Ltd.

Sichuan Jiufeng natural pharmaceutical Co., LTD

Beijing Concord Pharmaceuticals

As to the retail pharmacy business, there are a large number of pharmacy companies in China and the market competition is intense. The number of branches stores we have, the size of our stores and the sales we generated each year decided that we are only a small local retail pharmacy chain operator. Since we are located in Jinzhong, Shanxi Province, China, our major local competitors are:

Great wall Chain pharmacy, now has 16 pharmacies opened at Taiyuan, Yuci , Jinzhong, and surrounding countries.  Their annual sales are approximately $ 4,500,000.

Jinzhong Baohetang Pharmaceutical Co., Ltd now has 10 pharmacies in Jinzhong and their annual sales are approximately between $ 1,200,000 and $ 1,500,000.

As to the dietary supplement product, similar to our retail pharmacy business, it also faces intense competition in China and given the size of our operations, we are only a small scale and local manufacturer of dietary supplements. Our major competitors in the market include:

Dongying Jialekang Biological Engineering Co., Ltd.

Shanghai Taiyun Technology Co., Ltd

Tibet Yage (Fujian) Biotechnology Co., Ltd

Fuhai Jiaotai Biotechnology Company

Research and Development

Currently Hongshan Pharmaceuticals has 12 staff working in our research and development team. 5 are full-time employees and 7 are external consultants.  The R&D expenses were approximately $ 60,854 and $26,755 for the years ended on December 31, 2012 and December 31, 2011, respectively.

Leased Properties

Our corporate office is located at 12th Floor, Jinshang International Golden Tower, Yuci District, Jinzhong City, Shanxi Province, PRC.  We lease a total of 600 square meters under 2 separate leases.  Total annual lease payments are $34,718 (RMB 220,573).  The leases expire in September 2015 and April 2016.

Our operating entity Hongshan Pharmaceuticals leased four pieces of land from Beitian village, Shangfa village, Xiaohe village, and Nantian village of Dongzhao Township, Yuci District, Jingzhong City, Shanxi Province, China. Among these leased land pieces, three were leased for 65 years effective from September 1, 2009; whereas one was leased for 70 years effective from September 09, 2010. The leased land is mountainous and used to plant and grow Yew trees. The total area of land under these four leases is 2,252 acres (13,672 Mu). Annual lease payments are approximately $ $25,975 (RMB163,672 Yuan) beginning December 31, 2009 through December 31, 2013, and thereafter will decrease to approximately $2,152 (RMB13,672) through the end of the lease term.

Hongshan Pharmaceuticals has leased a parcel of land with area of 9.2 acres (56 mu) in Zibo city of Shandong province, PRC from Ping Yu, an unrelated vendor. The land is used to store yew trees for Hongshan Pharmaceuticals’ future production. The land was leased for 30 years effective April 3, 2008 with annual payments approximately $10,666 (RMB 67,200) through the end of the lease term on April 2, 2038. Lease payments for the years ended December 31, 2012 and 2011 were expensed

For Pharmarcy Store on Shuncheng Street, our operating entity Renji Pharmaceuticals leased a space with an area of approximately 800 square meters, which include retail space, warehouse and office areas. Annual rent payment is $ 11,805 (RMB 75,000.00 Yuan).  The lease expires in August 2014. Renji Pharmaceuticals also leased spaces for three other stores in Jinzhong City for a total annual rent of $ 69,740 (RMB 440,000 Yuan).

Real Estates

Our operating entity Kunyuan owns a total of approximately 1,566 square meters of manufacturing facilities (building) in Development Zone, Jinzhong City, Shanxi Province, China to produce the dietary supplement products.

Intellectual Property

 Kunyuan owned a patent for the Kunyuan 919 Oral Solution. In 2002, the Intellectual Property Office of the People's Republic of China awarded the Kunyuan 919 Oral Solution the National Invention Patent Certificate, patent number: ZL97118744.4, National Patent Classification: A61K35/78. As of November 15, 2012, this patent has already expired and no longer provided Kunyuan with the patent protection.

Employees

As of September 30, 2013 , we and all our PRC operating entities have a total of 84 employees.

Government Regulation

PRC Drug Administration Law

The manufacture and sale of pharmaceutical products in the PRC is governed by the PRC Drug Administration Law. As a retailer of pharmaceutical products, we are required to obtain a permit from the drug regulatory authorities in where we are located. We have obtained Business license, Pharmaceutical Trade License, Pharmaceutical Good Supply Practice Certification, and Medical Instrument Management Enterprise Permit. The Drug Administration Law also governs other aspects of the drug manufacturing and distribution business, including packaging, labeling, advertising and pricing. The PRC Drug Administration Law and Pricing Law provide for the government to determine and adjust prices of pharmaceutical products in order to ensure that price is commensurate with quality, to eliminate excessively high prices, and protect the legitimate interests of users. We are subject to inspections organized by the local drug regulatory authorities.

Regulations on the Yew Cultivation and Paclitaxel Extraction

A number of governmental regulations govern our Yew tree business, including the People's Republic of China Wild Plants Protection Ordinance, Forest Law, Timber Felling Permits, National Key Protected Wild Plant Collection Card, The State Forestry Administration Yew Resources Protection and Management Issues Notification, etc.

We are also required to obtain governmental permit and license to start the extraction and production of paclitaxel from Yew tree branches. At present, we have not obtained the licenses required for the extraction and production of paclitaxel.

In order to be able to extract and produce paclitaxel at industrial level, we need to:

Add “Plant Extraction” to the scope of business of the business license of Hongshan Pharmaceuticals. Pass the inspections by the environmental protection authority and the work safety authority and obtain the Permit of Safety Production and the Permit of Production of Hazardous and Chemical Products. Obtain the Drug Production Permit, the Drug Production Series Number and the Drug GMP Certificate issued by the Drug Administration.

We plan to acquire these licenses in future. We also plan to acquire a small processing plant which has already acquired all the necessary license and permit to start the extraction of paclitaxel before we obtain our own license and permit.

SFDA Regulations

Regulations Relating to Pharmaceutical Industry

The pharmaceutical industry in China is highly regulated. The primary regulatory authority is the State Food and Drug Administration or SFDA, including its provincial and local branches.  As a developer, producer and distributor of medicinal products, we will be subject to regulation and oversight by the SFDA and its provincial and local branches.  The Law on the Administration of Pharmaceuticals provides the basic legal framework for the administration of the production and sale of pharmaceuticals in China and covers the manufacturing, distributing, packaging, pricing and advertising of pharmaceutical products. Its implementing regulations set forth detailed rules with respect to the administration of pharmaceuticals in China.  In addition, we will be also subject to other Chinese laws and regulations which are applicable to business operators, manufacturers and distributors in general.

Registration and Approval of Medicine

A medicine must be registered and approved by the SFDA before it can be manufactured.  The registration and approval process requires the manufacturer to submit to the SFDA a registration application containing detailed information concerning the efficacy and quality of the medicine and the manufacturing process and the production facilities the manufacturer expects to use.  This process generally takes at least a few months and could be longer, depending on the nature of the medicine under review, the quality of the data provided and the workload of the SFDA.  To obtain the SFDA registration and approval necessary for commencing production, the manufacturer is also required to conduct pre-clinical trials, apply to the SFDA for permission to conduct clinical trials, and, after clinical trials are completed, file clinical data with the SFDA for approval.  Below is the SFDA regulatory approval procedure for medicines.

Clinical Trials Phases II, III and IV used in China are comparable to the similar phases of clinical trials involved in obtaining marketing approval from the U.S. Food and Drug Administration.  Under the Administrative Measures on the Registration of Pharmaceutical Products promulgated by the SFDA, the three phases refer to:

“Phase II”: Evaluation of safety, dosing and efficacy.

“Phase III”: Larger scale evaluation of safety and efficacy.

“Phase IV”: Post-approval supervision of safety and efficacy.

Continuing Post-Approval SFDA Regulation

Pharmaceutical manufacturers in China are subject to continuing post-approval regulation by the SFDA.  If an approved medicine’s labeling or its manufacturing process is significantly modified, a new pre-market approval or pre-market approval supplement will be required by the SFDA.  A pharmaceutical manufacturer is subject to periodic inspection and safety monitoring by the SFDA to determine compliance with regulatory requirements.  The SFDA has a variety of enforcement actions available to enforce its regulations and rules, including fines and injunctions, recall or seizure of products, the imposition of operating restrictions, partial suspension or complete shutdown of production and criminal prosecution.

Pharmaceutical Product Manufacturing

Permits and Licenses for Pharmaceutical Manufacturers: A pharmaceutical manufacturer must obtain a pharmaceutical manufacturing permit from the SFDA’s relevant provincial branch.  This permit is valid for five years and is renewable upon its expiration.

Good Manufacturing Practice:  A pharmaceutical manufacturer must meet the Good Manufacturing Practice standards, or GMP standards, for each of its production facilities in China in respect of each form of pharmaceutical products it produces.  GMP standards include staff qualifications, production premises and facilities, equipment, raw materials, environmental hygiene, production management, quality control and customer complaint administration.  If a manufacturer meets the GMP standards, the SFDA will issue to the manufacturer a Good Manufacturing Practice certificate, or a GMP certificate, with a five-year validity period.  However, for a newly established pharmaceutical manufacturer that meets the GMP standards, the SFDA will issue a GMP certificate with only a one-year validity period.

To save time and cost and to expedite our corporate development pace, we plan to acquire or merge with a GMP certified paclitaxel drug manufacturing company by mid 2014; and we so far have identified 3 candidates and been already in the transaction discussion and negotiation stage.  We are on pace to our scheduled harvest, extraction of the first batch of mature Yew trees towards the end of 2013, and the eventual production and the domestic commercial sales of anti-cancer drug paclitaxel in China around September 2014.

Regulation on Dietary Supplements

The manufacturing and sales of dietary supplements are governed by the PRC Food Safety Law, which superseded the Food Hygiene Law on June 1, 2009. Under this law and various central and local regulations, we have obtained Food Hygiene License, Health Care Product s Approval Number (Hygiene Food Health Care(1997) Number 793) and Production License to manufacture and sell dietary supplement products:

Regulations on Foreign Currency Exchange

Pursuant to the Foreign Currency Administration Rules promulgated on January 29, 1996 and amended on January 14, 1997 and various regulations issued by the SAFE and other relevant PRC government authorities, RMB is freely convertible only to the extent of current account items, such as trade-related receipts and payments, interest and dividends. Capital account items, such as direct equity investments, loans and repatriation of investment, require the prior approval from the SAFE or its local branch for conversion of RMB into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside the PRC. Payments for transactions that take place within the PRC must be made in RMB. Unless otherwise approved, PRC companies must repatriate foreign currency payments received from abroad. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks subject to a cap set by the SAFE or its local branch. Unless otherwise approved, domestic enterprises must convert all of their foreign currency receipts into RMB.

Foreign Exchange Registration of Offshore Investment by PRC Residents

In October 2005, SAFE issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies (“SPV”) by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an SPV for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; (3) covering the use of existing offshore entities for offshore financings; (4) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (5) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings.

In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006. This date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us. Many of the terms and provisions in Circular 75 and Notice 106 remain unclear and implementation by central SAFE and local SAFE branches of Circular 75 and Notice 106 have been inconsistent since their adoption. Therefore, we cannot predict how Circular 75 and Notice 106 will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 and Notice 106 by our PRC resident beneficial holders.

Chinese Merger and Acquisition Laws

On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), effective as of September 8, 2006 and amended on June 22, 2009. The M&A Rules purports, among other things to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted by such SPV for seeking the approval of overseas listing from the CSRC (the “CSRC Procedure”). As of the date of this registration statement, the CSRC has not issued any definitive rule or interpretation concerning whether offerings like this Offering are subject to the M&A Rules and the CSRC Procedure.

Based on our understanding of the current PRC Laws publicly available as of the date of this registration statement the Company is not required to obtain the CSRC approval because Taxus Pharmaceuticals’ majority shareholder’s sole owner is a non-Chinese resident, he is not required to register with the PRC government authorities before engaging in direct or indirect offshore investment activities.  Although Taxus Pharmaceuticals have PRC resident shareholders, however, since they are not majority and control shareholders, they were not required to register with the PRC government authorities, either. Therefore, Hongshan Pharmaceuticals, as the affiliated operating entity of Taxus Pharmaceuticals, may acquire other domestic Chinese companies and such capacity may not be affected by the currently available PRC laws.

However, the risk always exists if in future the Chinese government may adopt new rules or new policies that might restrict the foreign owned or controlled companies’ ability acquire domestic entities. Since Hongshan Pharmaceuticals has not acquired the paclitaxel extraction processing plant yet, if Chinese government adopts new rules or policies that restrict foreign acquisition of domestic entities before we actually acquire any plant, then the new rules and policies might affect our ability to acquire the plant.

Dividend Distribution

The principal laws, rules and regulations governing dividends paid by our PRC subsidiary include the Company Law of the PRC (1993), as amended in 2006, Wholly Foreign Owned Enterprise Law (1986), as amended in 2000, and Wholly Foreign Owned Enterprise Law Implementation Rules (1990), as amended in 2001. Under these laws and regulations, each of our PRC subsidiary and our variable interest entities in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiary and variable interest entities is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves or statutory capital reserve fund until the accumulative amount of such reserve reaches 50% of its respective registered capital. These reserves are not distributable as cash dividends. The registrant and its subsidiaries and variable interest entities have not incurred any after-tax profit during 2010, 2011 and the period ended on June 30, 2012. Therefore, the accumulated reserve was $0, $0 and $0 as of December 31, 2010, December 31, 2011, and June 30, 2012, respectively.

Taxation

On March 16, 2007, the National People’s Congress of China passed the New EIT Law, and on November 28, 2007, the State Council of China passed the EIT Law Implementing Rules which took effect on January 1, 2008. The EIT Law and its implementing rules impose a unified earned income tax, or EIT, rate of 25.0% on all domestic-invested enterprises and foreign invested enterprises, or FIEs, unless they qualify under certain limited exceptions. As a result, our PRC operating subsidiaries are subject to an earned income tax of 25.0%. Before the implementation of the New EIT Law, FIEs established in the PRC, unless granted preferential tax treatments by the PRC government, were generally subject to an EIT rate of 33.0%, which included a 30.0% state income tax and a 3.0% local income tax.

In addition to the changes to the current tax structure, under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. In addition, a recent circular issued by the State Administration of Taxation on April 22, 2009 regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese group enterprises and established outside of China as “resident enterprises” clarified that dividends and other income paid by such “resident enterprises” will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC enterprise shareholders. This recent circular also subjects such “resident enterprises” to various reporting requirements with the PRC tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In addition, dividends paid to us from our PRC subsidiaries and dividends we pay to our non-PRC shareholders may be subject to a 10% withholding tax.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Prospectus, includes some statements that are not purely historical and that are “forward-looking statements”.  Such forward-looking statements include, but are not limited to, statements regarding our and our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, and results of operations.  In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the related transactions.  There can be no assurance that future developments actually affecting us will be those anticipated.  These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.  These risks and uncertainties, along with others, are described above under the heading “Risk Factors.”  Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Overview

The Registrant, Taxus Pharmaceuticals, Inc., was founded under the laws of the State of Nevada on February 17, 2012. On March 28, 2012, the Registrant completed a share exchange transaction with China Sequoia, the sole shareholder of Stand Giant, under which the Registrant issued 13,244,500 shares of common stock to China Sequoia in exchange for the total issued and outstanding shares of Stand Giant. Prior to the exchange, Shing Ming Wong, the sole shareholder of China Sequoia, was China Sequoia’s director till April 17, 2012. Jiayue Zhang, the director of Taxus Pharmaceuticals, became the director of China Sequoia on April 17, 2012 after the share exchange between the Registrant and China Sequoia was completed on March 28, 2012.

Upon the completion of the share exchange transaction, Stand Giant became the Registrant’s wholly owned subsidiary. The Registrant engages in the business of growing Yew trees, selling Yew tree bonsai, researching and developing paclitaxel (extract from Yew), retail pharmacy and health care product manufacturing and development in China through Stand Giant’s wholly owned Chinese subsidiary Hongshan Energy and its variable interest entities Hongshan Pharmaceuticals and Renji Pharmaceuticals.

Hongshan Energy’s compensation for the services provided under the Exclusive Business Cooperation and Management Agreement is the post-tax net income of Hongshan Pharmaceuticals and Renji Pharmaceuticals, which also subject Hongshan Energy to the risk of assuming the loss of Hongshan Pharmaceuticals and Renji Pharmaceuticals  in the event that Hongshan Pharmaceuticals and Renji Pharmaceuticals  suffer net loss in any fiscal year. Hongshan Pharmaceuticals and Renji Pharmaceuticals and their shareholders have granted Hongshan Energy, under the Exclusive Option Agreement, the exclusive right and option to acquire all of their equity interests in Hongshan Pharmaceuticals and Renji Pharmaceuticals. Further, the shareholders of Hongshan Pharmaceuticals and Renji Pharmaceuticals pledged all of their rights, titles and interests in Hongshan Pharmaceuticals and Renji Pharmaceuticals to Hongshan Energy under the Equity Interest Pledge Agreement. The shareholders of Hongshan Pharmaceuticals and Renji Pharmaceuticals also granted power of attorney to Hongshan Energy to exercise all the shareholder's rights and shareholder's voting rights.

Through our operating entities Renji Pharmaceuticals, Hongshan Pharmaceuticals, and Kunyuan, wemainly engage in the following business operations:

(1)

Yew cultivation, Yew seedling and Yew bonsai production and sales, mainly carried out by Hongshan Pharmaceuticals..

Hongshan Pharmaceuticals alsoplan to produce and sell Paclitaxel (extract from Yew tree) in the future.

(2)

Retail Pharmacy, mainly carried out by Renji Pharmaceuticals.

(3)

Producing and selling dietary supplements products, mainly Kunyuan 919 Oral Solution., mainly carried out by Kunyuan.

Critical Accounting Policies and Estimates

We believe that the critical accounting policies and estimates discussed below involve the most complex management judgments due to the sensitivity of the methods and assumptions necessary in determining the related assets, liability, revenue and expense amounts.  In consultation with our Board of Directors, we have identified the following critical accounting policies that require management’s most difficult subjective judgment:

INVENTORY

Inventory is stated at the lower of cost or market. Cost is determined using the weighted-average cost method. Provisions are made for excess, slow moving and obsolete inventory as well as inventory whose carrying value is in excess of net realizable values, if any. Management continually evaluates the recoverability based on assumptions about customer demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory reserves or write-downs may be required that could negatively impact our gross margin and operating results.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is calculated based on the straight-line method over the estimated useful lives of the assets as follows:

Estimated Useful Life
Electronic equipment	5 years
Vehicles	10 years
Machinery and equipment	10 years
Buildings and improvements	10 to 20 years

CONSTRUCTION IN PROGRESS

Construction in progress primarily represents the construction costs of buildings, machinery and equipment. Costs incurred are capitalized and transferred to property and equipment upon completion, at which time depreciation commences.

Cost of repairs and maintenance is expensed as incurred. Gain or loss on disposal of property and equipment, if any, is recognized in the statements of operations and comprehensive income.

CAPITAL LEASE

The amount capitalized and the amount to be reflected as a liability at the inception of the lease should be the present value of the minimum lease payments or, if lower, the fair value of the property. Lease payments should include all payments the lessee could be required to make during the lease term. Assets recorded under capital leases should be depreciated in the same manner as owned property.

INTANGIBLE ASSETS

Intangible assets are stated at cost. Intangible assets with finite life are amortized over their estimated useful lives using the straight-line method. Intangible assets with infinite life are not subject to amortization and are tested for impairment at least annually to determine possible impairment loss. Land use rights and a patent with finite useful lives are amortized on a straight-line basis over their contractual terms of 50 years and 20 years, respectively. Amortization is included in general and administrative expenses.

GOODWILL

Goodwill arising in a business combination is determined to have an indefinite life, and, therefore is not amortized. The Company reviews Goodwill for impairment annually, or whenever events or circumstances indicate that the carrying amount may not be recoverable.

REVENUE RECOGNITION

Revenue is recognized in accordance with SAB No. 104, “Revenue Recognition” (codified under ASC 605 “Revenue Recognition”). It provides that revenue be recognized when products are shipped, title and risk of loss is passed to the customers and collection is reasonably assured. Payments received prior to the satisfaction of above criteria are deferred.

INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

VALUE ADDED TAXES

Under the Provisional Regulations of the PRC’s Value Added Tax (“VAT”) law, the Company is responsible for collecting VAT on sales of products and paying VAT on purchases of raw materials. Sales and cost of sales are reported net of VAT. At the end of each month, a net amount in favor of sales VAT will be remitted to the central government while a net amount in favor of purchase VAT will be carried forward to offset future sales VAT.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company adopted the provisions of Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures. ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1- Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date;

Level 2- Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data;

Level 3- Inputs are unobservable inputs which reflect the reporting entity’s own assumptions of what the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, other receivables, account payable, other payables and accrued expenses approximate their fair market value based on the short-term maturity of these instruments. The carrying value of the long-term debt approximates fair value based on market rates and terms currently available to the Company. The Company did not identify any other assets or liabilities that are required to be presented on the consolidated balance sheets at fair value in accordance with ASC 820.

EARNINGS PER SHARE

Earnings per share were calculated in accordance with the ASC 260, “Earnings per share” (“EPS”). Basic net earnings per share were based upon the weighted average number of common shares outstanding, but excluding shares issued as compensation that have not yet vested. Diluted net earnings per share were based on the assumption that all dilutive convertible shares and stock options were converted or exercised, and that all unvested shares have vested. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Potential common shares that have an anti-dilutive effect (which increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

The financial position and results of operations of the Company are determined using local currency (Chinese Yuan) as the functional currency. Assets and liabilities are translated at the prevailing exchange rate in effect at each year end. Contributed capital accounts are translated using the historical rate of exchange when capital is contributed. Income statement accounts are translated at the average rate of exchange during the year. Currency translation adjustments arising from the use of different exchange rates are included in accumulated other comprehensive income in shareholders' equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations.

The exchange rates used to translate amounts in RMB into US Dollars for the purposes of preparing the consolidated financial statements were as follows:

	December 31, 2012	December 31, 2011
Balance sheet items, except for stockholders’
equity items	RMB1: US$0.15870	RMB1: US$0.15740

Amounts included in the statements of operations
and comprehensive income, and statements of
cash flows	RMB1: US$0.15865	RMB1: US$0.15496

Stockholders’ equity items	Historical rate	Historical rate

	June 30, 2013	June 30, 2012
Balance sheet items, except for stockholders’
equity items	RMB1= US$0.16200	RMB1= US$0.15850

Amounts included in the statements of operations
and comprehensive income, and statements of	RMB1= US$0.16028	RMB1= US$0.15866
cash flows

Stockholders’ equity items	Historical rate	Historical rate

COMPREHENSIVE INCOME

The Company has adopted FASB ASC Topic 220, “Reporting Comprehensive Income”, which establishes rules for the reporting and display of comprehensive income, its components and accumulated balances. ASC 220 defines comprehensive income to include all changes in equity, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on available-for-sale securities, except those resulting from investments by owners and distributions to owners.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2012, the Financial Accounting Standards Board (FASB) issued guidance and amendments related to testing indefinite lived intangible assets for impairment. Under the amendments in this update, an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that the indefinite-lived intangible asset is impaired, then the entity is not required to determine the fair value. However, if an entity concludes otherwise, then it is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test. An entity also has the option to bypass the qualitative assessment for any indefinite-lived intangible asset in any period and proceed directly to performing the quantitative impairment test. This update will become effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. However, early adoption is permitted. This adoption of this standard is not expected to have a material effect on our financial position, results of operations or cash flows.

The Financial Accounting Standards Board has also issued certain other accounting pronouncements as of December 31, 2012 that will become effective in subsequent periods; however, we do not believe that any of those pronouncements would have significantly affected our financial accounting measurements or disclosures had they been in effect during the year ended December 31, 2012 or that they will have a significant impact at the time they become effective

Results of Operations

Sales

	Three months ended June 30
	2013	2012
Retail pharmacy	$31,839	$26,060
Dietary supplements	-	154
Yew tree cultivation by-products	122,421	21,774
Total sales revenue	$154,260	$47,988

For the three months ended June 30, 2013, revenue from our retail pharmacies increased by $5,779 or 22% as compared to the same period in 2012.  The increase in retail pharmacy is primarily due to 57% decrease in weighted average unit sales price and 180% increase in sales volume.

By-product sales revenue represent sale of branches, leaves, herbs and bonsai from our plantation.  Currently these items are considered by-products of our yew tree cultivation.  Sales of these by-products in the three months ended on June 30, 2013 increase by $100,674 or 462% compared to the same period in 2012 primarily due to 256% increase in weighted average unit sales price and 58% increase in sales volume.

The sales of dietary supplements only represent a tiny portion of our overall sale revenue.

	Six months ended June 30
	2013	2012
Retail pharmacy	$73,063	$53,789
Dietary supplements	-	616
Yew tree cultivation by-products	185,457	24,156
Total sales revenue	$258,520	$78,561

For the six months ended June 30, 2013, revenue from our retail pharmacy sales increased by $19,274 or 36% as compared to the same period in 2012. The increase in retail pharmacy is primarily due to 44% decrease in weighted average unit sales price and 140% increase in sales volume.

By-product sales revenue represent sale of branches, leaves, herbs and bonsai from our plantation.  Currently these items are considered by-products of our yew tree cultivation.  Sales of these byproducts in the six months ended on June 30, 2013 increase by $161,301 or 668% compared to the same period in 2012 primarily due to 194% increase in weighted average unit sales price and 161% increase in sales volume.

The sales of dietary supplements only represent a tiny portion of our overall sale revenue.

	For the years ended December 31,
	2012	2011
Retail pharmacy	$139,666	$86,613
Yew tree cultivation by products	101,970	9,297
Total sales revenue	$241,636	$95, 910

For the year ended December 31, 2012, sales revenue was $241, 636, increased by $145,725 or 152% as compared to the $95,910 for the year ended December 31, 2011. The increase is attributable to the 5% increase in Renji Pharmaceuticals’ retail pharmacy sales volume and 50% increase in weighted average unit price; and sales volume increase by 501% while weighted average unit price increase by 82% for yew tree by products.

Cost of sales

	Three months ended June 30
	2013	2012
Retail pharmacy	$26,174	$22,874
Dietary supplements	31	355
Yew tree cultivation by products	23,870	15,415
Total cost of sales	$50,075	$38,644

During the three months ended June 30, 2013, cost of sales of our retail pharmacy increased by $3,300 or 14%, as compared to the same period in 2012. The increase in retail pharmacy is primarily due to 58% decrease in weighted average unit sales cost and 180% increase in sales volume.

By-product sales revenue represent sale of branches, leaves, herbs and bonsai from our plantation.  Currently these items are considered by-products of our yew tree cultivation.  Sales in the three months ended on June 30, 2013 increase by $8,455 or 55% compared to the same period in 2012 primarily due to 2% decrease in weighted average unit sales cost and 58% increase in sales volume.

	Six months ended June 30
	2013	2012
Retail pharmacy	$60,199	$43,650
Dietary supplements	31	355
Yew tree cultivation by products	43,278	15,701
Total cost of sales	$103,508	$59,706

For the six months ended June 30, 2013, cost of sales of our retail pharmacy increased by $16,549 or 38% as compare to the same period in 2012. The increase in retail pharmacy is primarily due to 43% decrease in weighted average unit sales cost and 140% increase in sales volume.

By-product sales revenue represent sale of branches, leaves, herbs and bonsai from our plantation.  Currently these items are considered by-products of our yew tree cultivation.  Sales in the three months ended on June 30, 2013 increase by $27,577 or 176% compared to the same period in 2012 primarily due to 11% increase in weighted average unit sales cost and 161% increase in sales volume.

	For the years ended December 31
	2012	2011
Retail pharmacy	$113,923	$72,482
Yew tree cultivation by products	65,509	311
Total cost of sales	$179,432	$72,793

During the year ended December 31, 2012, the total costs of sales were $179,432, significantly increased by 106,639 or 146% as compared to $72,793 for the year ended December 31, 2011.  The significant increase in the total costs of sales was attributable to 5% increase in sales volume and 47% increase in weighted average unit cost of Renji Pharmaceuticals retail sales; and 501% increase in sale volume and 3404% increase in weighted unit cost of Hongshan Pharmaceuticals by products.

Gross profit

	Three months ended June 30
	2013	2012
Retail pharmacy	$5,665	$3,186
Dietary supplements	(31)	261
Yew tree cultivation by products	97,551	5,897
Total	$103,185	$9,344

Gross margins from our retail pharmacy were 18% and 13% for the three months ended June 30, 2013 and 2012.  The increase in profit margin is attributable to the 52% decrease in sales unit margin and 180% increase in sales volume in retail pharmacy; and 1251% increase in the sales unit margin and 58% increase in sales volume of by-products from yew tree cultivation such as branches, leaves, herbs, and bonsai from our plantation.

	Six months ended June 30
	2013	2012
Retail pharmacy	$12,864	$10,139
Dietary supplements	(31)	261
Yew tree cultivation by products	142,179	8,455
Total	$155,012	$18,855

Gross margins from our retail pharmacy were _18% and 19% for the six months ended June 30, 2013 and 2012.  The increase in profit margin from retail pharmacy is attributable to the 47% decrease in sales unit margin and _140% increase in sales volume in retail pharmacy

Gross margins from the sale of yew tree by-products were 76% and 35% for the six months ended June 30, 2013 and 2012. The increase in profit margin from yew tree by-products is attributable to the 1094% increase in the sales unit margin and 161% increase in sales volume.

We realize that the sale of branches, leaves, herbs and bonsai, which are by-products of our plantation, yields a relative high margin; we have gradually established sales and distribution channels in 2012.  Currently we are exploring all the potential sales and distribution channels to take advantage of the sales of these high margin items.

	For the years ended
	2012	2011
Retail pharmacy	$25,743	$14,130
Yew tree cultivation by products	36,461	8,987
Total	$62,204	$23,117

The total gross profits for the year ended December 31, 2012 were $62,204, increased by $39,087 or 169% as compared to $23,117 for the same period of 2012. The significant increase was due to 5% increase in the sales volume and 54% increase in weighted unit price margin of Renji Pharmaceuticals retail sales; and 501% increase in sale volume and offset by 33% decrease in weighted average unit price margin of Hongshan Pharmaceuticals by products.

General and administrative expenses

	Three months ended June 30
	2013	2012
Salaries and wages	$21,757	$30,674
Amortization and depreciation	29,097	22,828
Rent	46,723	21,813
Professional fees	7,000	4,756
Other	38,276	9,007
Total	$142,853	$89,078

For the three months ended June 30, 2013, total general and administrative expenses increase by 60% as compared to the same period in 2012.  These expenses increased as a result of expensed all the lease land use right and rent related to one new retail store opened at the end of 2012.

	Six months ended June 30
	2013	2012
Salaries and wages	$55,008	$42,492
Amortization and depreciation	62,102	48,347
Rent	75,423	44,075
Professional fees	14,000	111,329
Other	47,999	56,971
Total	$254,532	$303,214

During the six months ended June 30, 2013, total general and administrative expenses decrease by 16% as compared to the same period of 2012.  These expenses decreased as a result of corporate activities relating to obtaining a listing on the OTCBB and as well as mergers and acquisitions activities in 2012 offset by an increase in rent related to one new retail store opened at the end of 2012.

As of June 30, 2013, our wages and salaries structure for our employees have been paid below average with average market wages and salaries.  We will gradually establish compensation structure in the near future.  We expect salaries and wages to increase in the near future to meet or exceed current market median in same industry of the region.

	For the years ended
	2012	2011
Salaries and wages	$117,220	$42,695
Amortization and depreciation	93,687	20,770
Rent	66,429	57,205
Professional fees	239,660	71,046
Other	328,769	41,980
Total	$800,165	$233,695

During the twelve months ended December 31, 2012, total general and administrative expenses increase by 242% as compared to the same period of 2011.  These expenses increased primarily due to the increase in professional fees including legal fee, accounting fee and other service fees related to the audit, the preparation of corporate documents and the preparation of registration statement, as most of these fees have incurred and been paid during the year ended December 31, 2012

Research and development expenses

The research and development costs were $11,715 and $16,713 for the three months ended June 30, 2013 and the same period of 2012. The research and development costs were mainly incurred from the development of following products:

$11,715  and $16,713 on the research of the yew tree extraction for the three months ended June 30, 2013 and the same period of 2012.

The research and development costs were $29,620 and $25,351 for the six months ended June 30, 2013 and the same period of 2012. The research and development costs were mainly incurred from the development of following products:

$ 29,620  and $ 25,351 on  the research of the yew tree extraction for the six months ended June 30, 2013 and the same period of 2012.

The research and development costs were $60,854 and $26,755 for the twelve months ended December 31, 2012 and December 31, 2011. The research and development costs were mainly incurred from the development of potential Hongshan compound paclitaxel capsules

Currently Hongshan Pharmaceuticals has 12 staff working in our research and development team. 5 are full-time employees and 7 are external consultants.  All these consultants have years of related experience in yew tree cultivation and paclitaxel extraction process. Their compensation were not up to the par so far but they all understand that as this is a challenging work in progress and will bear fruit eventually with their relentless effort and hard work.

Net Income (Loss)

For the three months ended June 30, 2013 and 2012, our net loss was $51,395 and $96,068 while for the six months ended June 30, 2013 and 2012, our net loss was $127,623 and $308,564. We have incurred significant expenses, particularly the professional fees including legal fee, accounting fee and other service fees related to the audit, the preparation of corporate documents and the preparation of registration statement. However, our net loss still decreases because our gross profits increase significantly in the three and six months ended June 30, 2013 compared to the same period of 2012.

For the years ended December 31, 2012 and 2011, our net loss was $796,788 and $210,924, increased by $585,864 or 276% for the year ended December 31, 2012 as compared to the year ended December 31, 2011.  The significant increase in net loss was attributable to the increase in total general and administrative expenses, particularly the increase in professional fees including legal fee, accounting fee and other service fees related to the audit, the preparation of corporate documents and the preparation of registration statement as most of these fees incurred and were paid in the year ended December 31, 2012.

Liquidity and Capital resources

The following table illustrates our liquidity position:

	June 30, 2013	As of December 31, 2012	As of June 30, 2012

Current assets	$374,617	$512,038	$478,426
Current liabilities	(1,511,063)	(1,522,624)	(931,149)
Working capital (deficit)	$(1,136,446)	$(1,010,586)	$(452,472)

As of June 30, 2013, we have cash and cash equivalents of $98,565 (December 31, 2012: $183,794, and June 30, 2012: $278,167) and net working capital deficit of $1,136,446 (December 31, 2012: $1,010,586 and June 30, 2012: $452,472).  Currently we rely on funding from our majority shareholder for working capital as well as future investing and financing activities. We also have the options to apply for commercial loan from our local banks with our current properties as a pledge or guarantee.  We are currently in a process of applying for some eligible benefits such as subsidize from the federal, province and local government and low interest loan as we are in an industry encouraged and supported by the government.

As of June 30, 2013, we owe Mr. Jiayue Zhang $3,744,786 (December 31, 2012: $3,706,592 and June 30, 2012: $3,849,622).  Mr. Zhang promised not to demand payment until December 31, 2015 and to continue providing necessary funds whenever needed.

The following is a summary of cash provided by or used in each of the indicated types of activities during the six months ended June 30, 2013 and 2012:

	Six months ended June 30
	2013	2012
Cash provided by (used in):
Operating Activities	$(35,649)	$(305,080)
Investing Activities	-	(403,672)
Financing Activities	(51,248)	716,803

Cash flows from operating activities

During the six months ended June 30, 2013, net cash used in operations was $35,649 while during the same period of 2012, net cash used by operating activities was $305,080.  Large cash usage in 2012 was mainly due to activities relating to listing on OTCBB.

Cash flows from investing activities

During the six months ended June 30, 2013, net cash used in investing activities was $0 and $403,672. The decrease was primarily due to a decrease in addition to construction in progress.

Cash flows from financing activities.

During the six months ended June 30, 2013, net cash used by financing activities was $51,248 and net cash provided by financing activities was $716,803.  These amounts mainly represent loan from our shareholder, Mr. Jiayue Zhang and others.

The following is a summary of cash provided by or used in each of the indicated types of activities during the year ended December 31, 2012 and 2011:

	The year ended December 31
	2012	2011

Net loss	$(800,075)	$(210,924)
Non-cash expenses	154,341	25,051
Change in working capital	192,192	(102,057)
Net cash provided by (used in) operating activities	$(453,542)	$(287,930)

Cash flows from operating activities

During the years ended December 31, 2012, net cash used in operations was $453,542 while during the year ended December 31, 2011, net cash used in operating activities was $287,930.  Increase in cash usage was mainly due to the professional fees related to the audit, the preparation of corporate documents and the preparation of registration statement

Cash flows from investing activities

During the years ended December 31, 2012 and 2011, net cash used in investing activities was $364,541 and $2,332,454.  The vast majority of the cash used in the investing activities in 2011 was the cash used for the acquisition of Kunyuan and acquisition of property and equipment.

Cash flows from financing activities.

During the years ended December 31, 2012 and 2011, net cash provided by financing activities was $710,547 and $2,794,265.  Majority of these amounts represent loan from our shareholder and officer, Mr. Jiayue Zhang.

Cash is transferred from our PRC subsidiaries to offshore companies mainly via wire transfer. The restriction that may affect our ability to transfer cash within our structure is China’s foreign currency exchange policies. The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Our consolidated VIE operating entities Hongshan Pharmaceuticals, Renji Pharmaceuticals and Kunyuan  receive all revenues in RMB. Therefore, our wholly owned PRC subsidiary Hongshan Energy may only receive the payments from our consolidated VIE operating entities in RMB. Shortages in the availability of foreign currency may restrict the ability of our wholly owned PRC subsidiary Hongshan Energy to remit sufficient foreign currency to pay dividends or other payments to the US parent company, or other subsidiaries outside of the PRC, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from State Administration of Foreign Exchange (“SAFE”) by complying with certain procedural requirements. However, the approval of SAFE, which is under the authority of the People’s Bank of China, is required where RMB is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies, or foreign direct investment. These approvals, however, do not guarantee the availability of foreign currency conversion. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that Chinese regulatory authorities will not impose greater restrictions on the convertibility of Chinese Renminbi in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations.

The restrictions that impact our ability to transfer cash within our corporate structure remain the same through June 30, 2013.

As of June 30, 2013, the amount of registered capital for our PRC subsidiaries and variable interest entities is listed below.

-

Stand Giant International Limited

     HKD$10,000 (USD$1,290);

-

Hongshan Energy Technology Services (Taiyuan) Company, Ltd.

     RMB¥1,000,000 (USD $158,700);

-

Shanxi Hongshan Pharmaceuticals Co., Ltd.

     RMB¥15,000,000 (USD $2,380,500);

-

Jinzhong Renji Pharmaceuticals Co., Ltd.

     RMB¥1,100,000 (USD $174,570);

-

Shanxi Kunyuan Health Products Co., Ltd.

     RMB¥1,000,000 (USD $158, 700)

The nature of restrictions on consolidated VIE assets and related carrying amounts:

Based on the existing contractual agreements, all VIEs are qualified to be consolidated into Taxus Pharmaceuticals, Inc. in accordance with ASC 810.  Nonetheless, we have disclosed in the section Risk Factors all possible risks related to the VIE structure that may materially and adversely affect the Company’s financial performance. The amount of cash held in U.S. dollars. As of June 30, 2013, our total amount of cash held in US dollars was $67,794.

Contractual obligations

Our contractual obligations as of June 30, 2013 are illustrated below:

	Amounts due in
	12 months	12 to 24 months	24 to 36 months	over 36 months
Capital lease - automobiles	35,913	5,090	-	-
Land lease - plantation	25,251	2,215	2,215	129,570
Lease - corporate office	35,733	35,733	13,067	-
Lease - retail store	71,280	54,270	23,085	-
Due to shareholders	-	374,479	374,479	2,995,828
Others	655,199
Total obligations	$823,376	$471,787	$412,846	$3,125,398

Our contractual obligations as at December 31, 2012 are illustrated below:

	Amounts due in
	12 months	12 to 24 months	24 to 36 months	over 36 months
Capital lease - property, plant and equipment	$13,961	$-	$-	$-
Auto loan	35,669	11,128	-	-
Land lease - plantation	25,975	2,170	2,170	128,015
Lease - corporate office	35,005	35,005	26,471	2,030
Lease - retail store	81,525	54,826	48,086	-
Due to shareholders	-	370,659	370,659	2,965,274
Others	671,365	-	-	-
Total obligations	$863,500	$473,788	$447,386	$3,095,319

Our corporate office is located at 12th Floor, Jinshang International Golden Tower, Yuci District, Jinzhong City, Shanxi Province, PRC.  We lease a total of about 600 square meters under 2 separate leases.  Total annual lease payments are about $35,000 (RMB 220,573).  The leases expire in September 2015 and April 2016.

We leased four pieces of land from Beitian village, Shangfa village, Xiaohe village, and Nantian village of Dongzhao Township, Yuci District, Jingzhong City, Shanxi Province, China. Among these leased land pieces, three were leased for 65 years effective from September 1, 2009; whereas one was leased for 70 years effective from September 09, 2010. The leased land is mountainous and used to plant and grow Yew trees. The total area of land under these four leases is 2,252 acres (13,672 Mu). Annual lease payments are approximately $25,000 (RMB163,672 Yuan) beginning December 31, 2009 through December 31, 2013, and thereafter will decrease to approximately $2,170 (RMB13,672) through the end of the lease term.

For Pharmacy Stores on four locations, we leased a total space area of 1,755 square meters, which include retail space, warehouse and office areas. Annual rent payments are about $ 81,500 (RMB 515,000 Yuan).  The current lease expires from January 2014 to December 2015. We are expecting to renew our lease before its expiration with a similar term.

Due to shareholder is all from Mr. Jiayue Zhang. This loan was an interest-free loan made by Mr. Zhang to Hongshan Pharmaceuticals, which is the variable interest entity of Taxus Pharmaceuticals’ Chinese subsidiary, and he promised that this loan will not be recalled by the end of 2015. Per ASC 810-10-05-8 and ASC 205-10-45-3, we consolidated Hongshan Pharmaceuticals’ financial statements for years 2010 and 2011 with Taxus Pharmaceuticals. Therefore, the debt of Hongshan Pharmaceuticals was also consolidated in the financial statements of Taxus Pharmaceuticals. Currently the loan was still owed by Hongshan Pharmaceuticals and has not been transferred to Taxus Pharmaceuticals.

Inflation

We believe that inflation has not had a material effect on our operations to date.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

We are a smaller reporting company and we are not required to provide information for this section.

AVAILABLE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

               We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E, Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

Reports to Security Holders

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 13 (a) or 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-K, 10-Q, and 8-K. You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room or visiting the SEC’s Internet website (see “Available Information” above).

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Patrizio & Zhao, LLC, our independent auditor, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in his audit report. Patrizio & Zhao, LLC has presented its report with respect to our audited financial statements. The financial statements have been included in this prospectus and registration statement in reliance on the report by Patrizio & Zhao, LLC, given its authority as an expert in auditing and accounting.

Bernard & Yam, LLP, our independent legal counsel, has provided an opinion on the validity of our common stock.

Shanxi Yingzheng Law Firm, a law firm registered and located in Yuci, Shanxi Province, China, has provided an opinion regarding the validity of our Chinese subsidiary and the contractual arrangements between Hongshan Energy,  Hongshan Pharmaceuticals and Renji Pharmaceuticals.

LEGAL PROCEEDINGS

None

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants regarding our accounting, financial disclosures or any other matter.

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth information regarding the directors and executive officers of the Company.

Name	Age	Title	Address
Jiayue Zhang	55	President, Board Director, CEO	Room 1202, 12th Floor Jin Shang International Golden Tower Yuci District, Jinzhong, Shanxi Province, China 030600
Hong Zhang	26	Secretary, Board Director	Room 1202, 12th Floor Jin Shang International Golden Tower Yuci District, Jinzhong, Shanxi Province, China 030600
Tong Zhang	47	Vice President, Board Director	Room 1202, 12th Floor Jin Shang International Golden Tower Yuci District, Jinzhong, Shanxi Province, China 030600

Zhiqing Yang	55	Treasurer, Board Director, CFO (Since November 12, 2012)	Room 1202, 12th Floor Jin Shang International Golden Tower Yuci District, Jinzhong, Shanxi Province, China 030600
Zhixin Li	49	Board Director	Room 1202, 12th Floor Jin Shang International Golden Tower Yuci District, Jinzhong, Shanxi Province, China 030600

Jiayue Zhang, age 55, graduated from Shanxi Province Chinese Herbs and Medicine School in 1985. From February 1975 to December 1976, he worked in Shanxi Yuci Steel Plant as an assistant general manager in charge of the plant’s administrative affairs; from January 1977 to December 1979, he served as officers in the People’s Liberation Army of China; from January 1980 to July 1982, he served a deputy general manager in sales & marketing at Shanxi Province Medicine and Pharmaceutical Company, Yuci Branch; from August 1982 to August 1985, he served as administrative staff in charge of general administrations at Shanxi Chinese Medicine School; from September 1985 to April 1992, he served as the Director of Operation at Yuci Pharmaceutical Plant; from May 1992 to July 1993, he served as the Managing Director of Shanxi Medicine and Pharmaceutical Institute Research Pharmaceutical Plant; from August 1993 to July 2000, he served as Chairman of Board and General Manager of Shanxi Zanhua Pharmaceutical Company; from August 2000 to present, he served as the chairman of board of Shanxi Hongshan Pharmaceuticals Co., Ltd.  Mr. Zhang has over 32 years’ management and sales & marketing experience in China’s pharmaceutical industry. His strong leadership is demonstrated by his impressive track record of managing successful pharmaceutical enterprises.

Hong Zhang, age 26, graduated from Changchun Normal University in 2009. From September 2009 to June 2010, she was a intern teacher at Shanxi Yuci No. 5 Middle School; from July 2010 to February 2011, she was a staff at the Credit Card Center of Beijing Guangda Bank; from March 2011 to November 2011, she was Assistant Agent at Beijing Shiji Bowan Culture and Media Company; from December 2011 to present, she was the Board Secretary of Shanxi Hongshan Pharmaceuticals Co., Ltd.  Ms. Zhang has over 3 years’ experience in general business administration, and she has successfully managed the administrative affairs at Shanxi Hongshan Pharmaceuticals Co., Ltd. since her appointment.

Tong Zhang, age 47, graduated from Jinzhong Vocational University in 1988. From April 1984 to August 1985, he was an assembly line worker at Yuci Cable Plant; from September 1985 to July 1988, he studied in Jinzhong Vocational University; from August 1988 to April 1995, he was promoted to become the Operation Director managing the Carpenter Workshop at Yuci Cable Plant; from May 1995 to November 2003, he became a governmental official in charge of the administrative affairs at Welfare Enterprise Administrative Office of Yuci Bureau of Civil Affairs; from December 2003 to present, he joined the Shanxi Huijie Law Firm as a Partner responsible for handling governmental affairs and public relationship.  Mr. Zhang has 24 years of experience in business operation and management of overnment affairs and public relationship, which has become a valuable asset to our company.

Zhiqing Yang, age 55, Mr. Yang joined the Taxus Pharmaceuticals, Inc since October 2012. Prior to that, Mr. Yang was the head of accounting department in Yuci 2nd High School since April 2004. He was the manager of planning and finance department of Shangxi Anhua Firefighting Equipment Ltd. during the years of 1995 to 2004. Prior to that, he was the deputy head of accounting department of Shangxi Xingjian Machinary Manufacturing, Ltd. during 1988 to 1995. Mr. Yang graduated from Shanxi Machine Tool Plant Workers Institute of Technology in 1986. On November 12, 2012, Zhiqing Yang became the new board director, treasurer and CFO of Taxus Pharamceuticals, Inc. Mr. Yang brings to our company over 26 years of solid finance & accounting experience as well as his broad close relationship with various levels of governmental and financial institutions in Shangxi Province.  His leadership, expertise and experience will be instrumental to our company’s financial health.

Zhixin Li, age 49, earned a MBA from International Finance and Institute of Hong Kong. From 2000 to 2005, he was the regional manager of China Pingan Insurance Company; from 2005 to 2008, he was the project manager of Dalian Anhe Meina Investment Company; from 2008 to present, he was the general manager of Dalian Yibai Investment Company. In addition to being our board director, he is also the Chief Projects Director of Hongshan Pharmaceuticals.

The Registrant’s current officers and directors’ positions in our subsidiaries and operating entities

Jiayue Zhang is also the shareholder/President/Board Director/CEO of Hongshan Pharmaceuticals.

Tong Zhang is also the shareholder/Vice President/Board Director of Hongshan Pharmaceuticals.

Hong Zhang is also the Board Secretary/Board Director of Hongshan Pharmaceuticals.

Zhixin Li is also the Board Director of Hongshan Pharmaceuticals.

Fuying Zhang is our shareholder and also the shareholder of Renji Pharmaceuticals.

Jiayue Zhang is the director of Stand Giant.

Jiayue Zhang is the executive officer of Hongshan Energy.

Jiayue Zhang is the director of China Sequio.

Family Relationships

There are no family relationships between or among any of the current and incoming directors or executive officers. There is no relationship between the existing directors and executive officers.

Involvement in Certain Legal Proceedings

To the knowledge of us, no executive officer or director has been involved in the last ten years in any of the following:

Any bankruptcy petition filed by or against any business or property of such person, or of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

Being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

Being the subject of or a party to any judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated relating to an alleged violation of any federal or state securities or commodities law or regulation, or any law or regulation respecting financial institutions or insurance companies, including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail, fraud, wire fraud or fraud in connection with any business entity; or

Being the subject of or a party to any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act, any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Meetings; Board Committees and Director Independence

The board of directors held no formal meetings during the most recently completed fiscal year.  All proceedings of the board of directors were conducted by resolutions consented to in writing by the majority of the directors and filed with the minutes of the proceedings of the directors.  Such resolutions consented to in writing by the majority of the directors entitled to vote on that resolution at a meeting of the directors are, according to the corporate laws of the State of Nevada and our By-laws, as valid and effective as if they had been passed at a meeting of the directors duly called and held.

As of this date, Company’s board of directors has not appointed a nominating committee, audit committee or compensation committee, or committees performing similar functions nor does it have a written nominating, compensation or audit committee charter.  The board of directors does not believe that it is necessary to have such committees because it believes the functions of such committees can be adequately performed by the board of directors.  Further, Company is not required to have an audit, compensation or nominating committee.  Accordingly, Company does not have an “audit committee financial expert” as such term is defined in the rules promulgated under the Securities Act and the Exchange Act.  The functions ordinarily handled by these committees are currently handled by the entire board of directors.  The board of directors intends, however, to review the governance structure and institute board committees as necessary and advisable in the future, to facilitate the management of Company’s business.

We are not currently subject to any law, rule or regulation, however, requiring that all or any portion of our board of directors include “independent” directors.

We do not have any defined policy or procedure requirements for stockholders to submit recommendations or nominations for directors.   We do not currently have any specific or minimum criteria for the election of nominees to the board of directors and we do not have any specific process or procedure for evaluating such nominees.  Our board of directors assesses all candidates, whether submitted by management or stockholders, and makes recommendations for election or appointment.

We intend to appoint such persons and form such committees as are required to meet the corporate governance requirements imposed by a U.S. national securities exchange.  Therefore, we intend that a majority of our directors eventually will be independent directors and at least one of our new independent directors will qualify as an “audit committee financial expert.”  Additionally, we will adopt charters relative to each such committee.

A stockholder who wishes to communicate with our board of directors may do so by directing a written request addressed to our Chief Executive Officer at the address appearing on the face page of this Prospectus.  We do not have a policy regarding the attendance of board members at the annual meeting of stockholders.

Currently we do not have any director who is considered “independent” as the term is used in Item 407(a) of Regulation S-K promulgated under the Securities Act.  We are not currently subject to any law, rule or regulation, however, requiring that all or any portion of our board of directors include “independent” directors.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the fiscal periods ended December 31, 2012 and 2011. Other than as set forth herein, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

Name and Principal Position		Year	Salary	Bonus	Option Awards	Total
			(In USD)			(In USD)
Jiayue Zhang	President, Board Director, CEO	2012 2011	3,810 3,810	0	0	3,810 3,810

Hong Zhang	Secretary, Board Director	2012 2011	0 0	0 0	0 0	0 0

Tong Zhang	Vice President, Board Director	2012 2011	0 0	0 0	0 0	0 0

Zhixin Li	Board Director	2012 2011	0 0	0 0	0 0	0 0
Zhiqing Yang	Treasurer, Board Director CFO (since November 12, 2012)	2012 2011	0 0	0 0	0 0	0 0

Outstanding Equity Awards at Fiscal Year-End

None

Stock Option and Awards Plan

None

Director Compensation

 We do not pay directors compensation for their service as directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of Company common shares owned beneficially by: each person known or believed by us to own, directly or beneficially, more than 5% of our common stock, each of our directors, and all of our officers and directors as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the common shares shown.

Name and Address of Beneficial Owners (a)			Amount and Nature of	Percent of Class (b)
Beneficial Ownership
Directors and Executive Officers
Name	Title	Address

Jiayue Zhang	President, Board Director, CEO	Room 1202, 12th Floor Jin Shang International Golden Tower Yuci District, Jinzhong, Shanxi Province, China 030600	1,125,000	4.97%
Hong Zhang	Secretary, Board Director	Room 1202, 12th Floor Jin Shang International Golden Tower Yuci District, Jinzhong, Shanxi Province, China 030600
Tong Zhang	Vice President, Board Director	Room 1202, 12th Floor Jin Shang International Golden Tower Yuci District, Jinzhong, Shanxi Province, China 030600

Zhiqing Yang	Treasurer, Board Director, CFO (since November 12, 2012)	Room 1202, 12th Floor Jin Shang International Golden Tower Yuci District, Jinzhong, Shanxi Province, China 030600
Zhixin Li	Board Director	Room 1202, 12th Floor Jin Shang International Golden Tower Yuci District, Jinzhong, Shanxi Province, China 030600
Officers and Directors as a group			1,125,000	4.97%

Greater Than 5% Shareholders		Address

China Sequoia Pharmaceuticals Group International Holdings Limited 中国红杉药业集团国际控股有限公司 (c)		Akara Building, 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Island	13,244,500	58.49%

(a)

Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days.

(b)

Calculated based on 22,642,500 Shares of Common Stock issued and outstanding as of September 30, 2013 . Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

(c )

China Sequoia Pharmaceuticals Group International Holdings Limited is a holding company incorporated in British Virgin Islands. The sole owner of China Sequoia Pharmaceuticals Group International Holdings Limited is Shing Ming Wong, a resident of Hong Kong. The director of China Sequoia Pharmaceuticals Group International Holdings Limited is Jiayue Zhang. Mr. Zhang is

directly managing the operations of China Sequoia. However, neither China Sequoia, nor its owner has entered into consulting agreements, share pledge agreements or call option agreements with Mr. Zhang or his affiliates.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our shareholder, president, CEO and Director Jiayue Zhang provided non-interest bearing advances to the Company for working capital from time to time. The Company owed Jiayue Zhang the amount of $3,726,016, $3,706,592 and $3,488,734as of March 31, 2013, December 31, 2012 and December 31, 2011, respectively. On January 1, 2012, Jiayue Zhang signed an agreement with the company stating that from time to time, he is going to provide advances to the company. The outstanding balance of advances as of December 31, 2011 was $ 3,488,734, which is interest-free long term loan for two years from January 1, 2012 to December 31, 2013. He also promised in the agreement that he will continue providing necessary funds whenever needed.

On June 28, 2011, Hongshan Energy entered into an Exclusive Business Cooperation and Management Agreement, an Equity Interest Pledge Agreement, an Exclusive Option Agreement and the Power of Attorney. pursuant to which Renji Pharmaceuticals and Hongshan Pharmaceuticals became variable interest entities. On March 28, 2012, Hongshan Energy became our wholly owned PRC subsidiary as we completed the share exchange with Stand Giant.

Jiayue Zhang is our president, director and CEO and he is also the shareholder and executive officer of Hongshan Pharmaceuticals. Tong Zhang is our vice president and board director and he is also the shareholder of Hongshan Pharmaceuticals. Hong Zhang is our Secretary and Board Directors and she is also the officer of Hongshan Pharmaceuticals. Zhixin Li is our board director and he is also the officer of Hongshan Pharmaceuticals. Given these relationships, the transactions underlying the Exclusive Business Cooperation and Management Agreement, the Equity Interest Pledge Agreement, the Exclusive Option Agreement and the Power of Attorney. with Hongshan Pharmaceuticals shall be considered the transactions with related parties.

Fuying Zhang is our shareholder and also the shareholder of Renji Pharmaceuticals. Given these relationships, the transactions underlying t Exclusive Business Cooperation and Management Agreement, the Equity Interest Pledge Agreement, the Exclusive Option Agreement and the Power of Attorney. with Renji Pharmaceuticals shall be considered the transactions with related parties.

Review, Approval or Ratification of Transactions with Related Parties

We did not have any policies or procedures in place with respect to the review and approval or ratification of the related party transactions that have been described.  We believe that all transactions with related parties were on terms no less favorable than could have been obtained from third parties.

Director Independence

Since the Company’s Common Stock is not listed on any securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination.

Under NASDAQ Marketplace Rule 4200(a)(15), an “independent director” is a “person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.”  We do not currently have any independent director.

We do not currently have a standing audit, nominating or compensation committee and are not required to have such committees under the NASDAQ Marketplace Rules, and as a controlled company we are not required to have a board comprised of a majority of independent directors, a nominating committee or a compensation committee. However, in the future, we do intend to comply with the independent director and committee composition requirements.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

STOCK TRANSFER AGENT

Our transfer agent is Action Stock Transfer Corp, located at 2469 E. Fort Union Blvd, Ste 214, Salt Lake City, UT 84121. Phone number: 801-274-1088. Action Stock Transfer Corp is registered with SEC.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Bernard & Yam, LLP, New York, New York.

Shanxi Yingzheng Law Firm, a law firm registered and located in Yuci, Shanxi Province, China, has provided an opinion regarding the validity of our Chinese subsidiary and the contractual arrangements between Hongshan Energy,  Hongshan Pharmaceuticals and Renji Pharmaceuticals.

EXPERTS

Our financial statements as of and for the years ended December 31, 2012 and 2011 included in this prospectus and in the registration statement have been audited by Patrizio & Zhao, LLC, an independent registered public accounting firm, as stated in their report appearing herein.

MATERIAL CHANGES

None.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the Common Stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the shares being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet web site. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; as prepared by an Independent Certified Public Accountant.

We include in this Registration Statement the following financial statements:

(1)

Exhibit 99.1: Audited consolidated financial statements of Taxus Pharmaceuticals, Inc for the fiscal years ended December 31, 2012 and 2011,  attached hereto as Exhibit 99.1

(2)

Exhibit 99.2:

  Unaudited consolidated financial statements of Taxus Pharmaceuticals, Inc. for the six months ended June 30, 2013 and 2012.

PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

 The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee		$24.70
Listing Fees	$	N/A
Transfer Agent Fees	$	N/A
Accounting fees and expenses		$174,000
Legal fees and expenses		$100,000
Total		$274,024.70

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Nevada corporation laws.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

RECENT SALES OF UNREGISTERED SECURITIES

On March 13, 2012, we issued a total of 9,036,000 shares of common stock to 10 individuals, all of whom are residents and citizens of China, for a total of $ 90,360 ($ 0.01 per share). The issuance of these shares is pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of1933.

On March 22, 2012, we issued 362,000 shares of common stock to 35 individuals, all of whom are residents and citizens of China, for a total of $ 3,620.00 ($ 0.01 per share). The issuance of these shares is pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of1933

On March 28, 2012, we completed a share exchange transaction with China Sequoia, the sole shareholder of Stand Giant, under which we issued 13,244,500 shares of common stock to China Sequoia in exchange for the total issued and outstanding shares of Stand Giant. Upon the completion of the share exchange transaction, Stand Giant became our wholly owned subsidiary. The issuance of these shares is pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of1933

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
3.1	Articles of Incorporation*
3.2	Bylaws*
3.3	Code of Ethics*
5.1	Legal Opinion by Bernard & Yam, LLP
5.2	Legal Onion by Shanxi Yingzheng Law Firm
5.3	Consent issued by Shanxi Yingzheng Law Firm
10.1	Securities Subscription Agreement dated March 13, 2012*
10.2	Securities Subscription Agreement dated March 22, 2012*
10.3	Share Exchange Agreement dated March 28, 2012*
10.4	Exclusive Business Cooperation and Management Agreement with Hongshan Pharmaceuticals*
10.5	Equity Interest Pledge Agreement with Hongshan Pharmaceuticals Shareholders*
10.6	Exclusive Option Agreement with Hongshan Pharmaceuticals Shareholders*
10.7	Power of Attorney of Hongshan Pharmaceuticals Shareholders*
10.8	Exclusive Business Cooperation and Management Agreement with Renji Pharmaceuticals*
10.9	Equity Interest Pledge Agreement with Renji Pharmaceuticals Shareholders*
10.10	Exclusive Option Agreement with Renji Pharmaceuticals Shareholders*
10.11	Power of Attorney of Renji Pharmaceuticals Shareholders*
10.12	Loan Document between Jiayue Zhang and Hongshan Pharmaceuticals dated January 1, 2012.***
21.1	Registrant’s Subsidiary*
23.1	Auditor Consent by Patrizio & Zhao, LLC
99.1	Restated Audited consolidated financial statements of Taxus Pharmaceuticals Inc for the fiscal years ended December 31, 2012 and 2011
99.2	Unaudited consolidated financial statements of Taxus Pharmaceuticals Inc for the six months ended June 30, 2013 and 2012

*Incorporated by reference to the Form S-1 Registration Statement filed on July 3, 2012.

** Incorporated by reference to the Amendment No.1 to the Form S-1 Registration Statement, filed on November 27, 2012.

*** Incorporated by reference to the Amendment No.3 to the Form S-1 Registration Statement, filed on June 6, 2013.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

 1.     To file, during any period in which it offers or sells securities, a post- effective amendment to this Registration Statement to:

(a)	include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

reflect in the Prospectus any facts or events which,  individually or together, represent a fundamental change in the information set forth in this Registration Statement; and notwithstanding the forgoing, any increase or decrease  in volume of  securities  offered (if the total  dollar value of  securities  offered  would not exceed that which was registered)  and  any  deviation  from  the  low or  high  end of the estimated  maximum  offering  range may be  reflected  in the form of  Prospectus  filed with the commission  pursuant to Rule 424(b) if, in  the aggregate,  the changes in the volume and price represent no more  than a 20% change in the maximum  aggregate  offering price set forth in the  "Calculation  of  Registration  Fee"  table in the  effective  Registration Statement; and

(c)	include any additional or changed material information on the plan of distribution.

 2.    That, for the purpose of determining  any liability  under the  Securities Act,  each  such  post-effective  amendment  shall be  deemed to be a  new registration statement relating to the securities offered herein, and  the offering  of such  securities  at that  time  shall be  deemed  to be  the initial bona fide offering thereof.

 3.    To remove from registration by  means of a post-effective amendment any of  the  securities  being  registered  hereby  which  remain  unsold  at  the termination of the offering.

 4.    That, for determining  our  liability  under  the  Securities  Act  to any  purchaser in the initial distribution of the securities, we undertake that in  a  primary  offering  of  our securities pursuant to this Registration  Statement,  regardless  of  the  underwriting  method  used  to  sell  the  securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following  communications,  we  will be a seller  to  the  purchaser  and  will  be considered to offer or sell such securities to such purchaser:

(i)	any preliminary Prospectus or Prospectus that we file relating to the offering required to be filed pursuant to Rule 424 (Section 230.424 of this chapter);

(ii)	any free writing Prospectus relating to the offering prepared by or on our behalf or used or referred to by us;

(iii)	the portion of any other free writing Prospectus relating to the offering containing material information

a.	about us or our securities provided by or on behalf of us; and

(iv)	any other communication that is an offer in the offering made by us to the purchaser.

Each  Prospectus  filed  pursuant  to  Rule 424(b) as  part  of  a  registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed  in  reliance  on Rule 430A, shall be deemed to be part of and included in the registration statement  as  of the date it is first used after effectiveness.  Provided, however, that no statement made in  a  registration  statement  or  Prospectus  that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that  is  part of the registration statement will, as to a purchaser with a time of contract  of sale prior to such first use, supersede or modify any statement that was made in  the  registration statement or Prospectus that was part of the registration statement or  made  in any such document immediately prior to such date of first use.

 Insofar as indemnification for liabilities arising under the Securities  Act may be  permitted   to our  directors,  officers  and  controlling persons  pursuant to the provisions   above,   or  otherwise,   we have been advised that  in  the opinion  of  the   Securities   and  Exchange   Commission  such indemnification is against public policy as expressed in the Securities  Act, and is, therefore, unenforceable.

 In the event that a claim for  indemnification  against such liabilities,  other than the  payment by us of expenses  incurred  or paid by one of our  Directors, officers,  or controlling  persons in the successful defense of any action, suit or  proceeding,  is asserted by one of our Directors,  officers,  or controlling persons in connection with the securities being  registered,  we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit  to a  court  of  appropriate  jurisdiction  the  question  whether  such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

Taxus Pharmaceuticals, Inc.
(Registrant)

Date:	September 30, 2013	By:	/s/ Jiayue Zhang
Jiayue Zhang
President and Chief Executive Officer, Chairman of the Board, Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Jiayue Zhang Jiayue Zhang	President, Board Director, CEO, (Principal Executive Officer)	September 30, 2013
/s/ Hong Zhang Hong Zhang	Secretary, Board Director	September 30, 2013
/s/ Tong Zhang Tong Zhang	Vice President, Board Director	September 30, 2013
/s/ Zhiqing Yang Zhiqing Yang	Treasurer, Board Director, CFO, Principal Financial Officer and Principal Accounting Officer	September 30, 2013
/s/ Zhixin Li Zhixin Li	Board Director	September 30, 2013